Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

National Mentor Holdings, Inc.

As of and for the years ended September 30, 2023 and 2022

With Independent Auditor’s Report

National Mentor Holdings, Inc.

Consolidated Financial Statements

Contents

Independent Auditor’s Report	1

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Loss	5

Consolidated Statements of Stockholders’ Deficit	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8

Supplemental Consolidating Information (Unaudited)	39

Deloitte & Touche LLP
200 Berkeley Street Boston, Massachusetts 02116 USA Tel.: +1 617 437 2000 Fax: +1 617 437 2111 www.deloitte.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

National Mentor Holdings, Inc.

Boston, Massachusetts

Opinion

We have audited the consolidated financial statements of National Mentor Holdings, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of September 30, 2023 and 2022, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively “the financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Notes 2 and 14 to the financial statements, the Company adopted Accounting Standards Codification Topic 842, Leases, (“ASC 842”) as of October 1, 2022. using the modified retrospective approach. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Disclaimer of Opinion on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the consolidated financial statements. This supplementary information is the responsibility of the Company's management. Such information has not been subjected to the auditing procedures applied in our audits of the financial statements and, accordingly it is inappropriate to and we do not express an opinion on the supplementary information referred to above.

December 22, 2023

National Mentor Holdings, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	As of September 30,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$45,795	$4,786
Restricted cash	792	824
Accounts receivable, net	313,537	311,785
Prepaid expenses and other current assets	29,004	48,620
Total current assets	389,128	366,015
Property and equipment, net	169,723	200,846
Intangible assets, net	760,686	853,292
Goodwill	621,975	621,818
Operating lease right-of-use assets	415,064	—
Finance lease right-of-use assets	13,034	—
Restricted cash	50,000	50,000
Other assets	65,920	49,617
Total assets	$2,485,530	$2,141,588
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$60,387	$73,914
Accrued payroll and related costs	125,774	118,518
Other accrued liabilities	103,049	111,864
Current operating lease liabilities	100,751	—
Current finance lease liabilities	1,679	—
Obligations under capital lease, current	—	1,531
Borrowings under revolving commitments	907	22,018
Current portion of long-term debt	34,429	29,315
Total current liabilities	426,976	357,160
Other long-term liabilities	128,260	129,729
Deferred tax liabilities, net	40,067	25,985
Operating lease liabilities, less current portion	328,157	—
Finance lease liabilities, less current portion	13,890	—
Obligations under capital lease, less current portion	—	8,263
Long-term debt, less current portion	2,065,963	1,991,612
Other commitments and contingencies (Note 16)
Stockholders' Deficit
National Mentor Holdings, Inc. stockholders’ deficit
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding at September 30, 2023 and 2022	—	—
Additional paid-in capital	43,652	39,822
Accumulated gain (loss) on derivatives, net of tax expense (benefit) of $1,234 and ($2,107) at September 30, 2023 and 2022, respectively	3,237	(5,524)
Accumulated deficit	(562,754)	(405,459)
Total National Mentor Holdings, Inc. stockholders’ deficit	(515,865)	(371,161)
Noncontrolling interests	(1,918)	—
Total stockholders' deficit	(517,783)	(371,161)
Total liabilities and stockholders' deficit	$2,485,530	$2,141,588

See accompanying notes to these consolidated financial statements.

National Mentor Holdings, Inc.

Consolidated Statements of Operations

(Amounts in thousands)

	For the Year	For the Year
	Ended	Ended
	September 30,	September 30,
	2023	2022
Net revenue	$2,895,570	$2,549,173
Cost of revenue (exclusive of depreciation and amortization expense below)	2,384,040	2,131,105
Operating expenses:
General and administrative	295,505	313,249
Depreciation and amortization	164,588	162,644
Loss on divestitures of property and equipment	3,699	1,859
Total operating expenses	463,792	477,752
Income (loss) from operations	47,738	(59,684)
Other income (expense):
Interest expense	(204,544)	(109,589)
Other income (expense), net	1,905	(1,577)
Loss before income taxes	(154,901)	(170,850)
Provision for (benefit from) income taxes	11,037	(17,638)
Net loss	$(165,938)	$(153,212)
Less: Net loss attributable to noncontrolling interests	(1,918)	—
Net loss attributable to National Mentor Holdings, Inc.	$(164,020)	$(153,212)

See accompanying notes to these consolidated financial statements.

National Mentor Holdings, Inc.

Consolidated Statements of Comprehensive Loss

(Amounts in thousands)

	For the Year	For the Year
	Ended	Ended
	September 30,	September 30,
	2023	2022
Net loss	$(165,938)	$(153,212)
Other comprehensive loss, net of tax:
Unrealized gain on derivative instrument classified as cash flow hedge, net of tax of $1,165 for the year ended September 30, 2023	3,054	—
Realized loss on derivative instruments reclassified out of Other comprehensive loss into net loss, net of tax of $2,176 and $4,213 for the years ended September 30, 2023 and 2022, respectively	5,707	11,047
Comprehensive loss	(157,177)	(142,165)
Less: Comprehensive loss attributable to noncontrolling interests	(1,918)	—
Comprehensive loss attributable to National Mentor Holdings, Inc.	$(155,259)	$(142,165)

See accompanying notes to these consolidated financial statements.

National Mentor Holdings, Inc.

Consolidated Statements of Stockholders’ Deficit

(Amounts in thousands, except share amounts)

	National Mentor Holdings, Inc.
				Accumulated
	Common Stock		Additional	Other			Total
			Paid-in	Comprehensive	Accumulated	Noncontrolling	Stockholders'
	Shares	Amount	Capital	Loss	Deficit	Interests	Deficit
Balance at September 30, 2021	100	$—	$—	$(16,571)	$(252,247)	$—	$(268,818)
Capital contributions	—	—	19,353	—	—	—	19,353
Stock-based compensation	—	—	20,469	—	—	—	20,469
Other comprehensive loss, net of tax	—	—	—	11,047	—	—	11,047
Net loss	—	—	—	—	(153,212)	—	(153,212)
Balance at September 30, 2022	100	—	39,822	(5,524)	(405,459)	—	(371,161)
Cumulative-effect adjustment on adoption of ASU No. 2016-02—Leases
(Topic 842), net of tax	—	—	—	—	6,725	—	6,725
Dividends to Parent	—	—	(768)	—	—	—	(768)
Stock-based compensation	—	—	4,598	—	—	—	4,598
Other comprehensive loss, net of tax	—	—	—	8,761	—	—	8,761
Net loss	—	—	—	—	(164,020)	(1,918)	(165,938)
Balance at September 30, 2023	100	$—	$43,652	$3,237	$(562,754)	$(1,918)	$(517,783)

See accompanying notes to these consolidated financial statements.

National Mentor Holdings, Inc. Consolidated Statements of Cash Flows (Amounts in thousands)

	For the Year Ended September	For the Year Ended September
	30, 2023	30, 2022
Cash Flows from operating activities:
Net loss	$(165,938)	$(153,212)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	164,990	163,570
Amortization of original issue discount and financing costs	3,915	3,183
Non-cash operating lease expense	101,973	—
Stock-based compensation expense	4,598	20,469
Deferred income taxes	8,219	(15,949)
Loss on divestitures of property and equipment	3,699	1,859
Loss on company owned life insurance policy	356	—
Loss (gain) on derivative financial instruments	15,119	(15,000)
Net change in fair value of contingent liabilities	(525)	2,003
Non-cash transaction expenses	—	1,043
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,076)	(44,411)
Other assets	(592)	4,491
Accounts payable	(7,277)	17,668
Accrued payroll and related costs	7,256	(1,764)
Other accrued liabilities	2,177	27,789
Other long-term liabilities	14,161	(11,010)
Obligations under operating leases	(98,239)	—
Net cash provided by operating activities	51,816	729
Cash Flows from investing activities:
Acquisition of businesses, net of cash acquired	(1,773)	(162,187)
Purchases of property and equipment	(56,945)	(89,452)
Proceeds from company owned life insurance policy	537	—
Proceeds from sale of property and equipment	1,901	4,769
Net cash used in investing activities	(56,280)	(246,870)
Cash Flows from financing activities:
Issuance of long term-debt, net of original issue discount	16,645	231,776
Repayments of long-term debt	(32,005)	(17,700)
Dividends to Parent	(768)	—
Proceeds from borrowings under revolving commitments	794,661	1,425,948
Repayments of borrowings under revolving commitments	(722,572)	(1,415,702)
Repayments of finance lease liabilities	(1,730)	—
Repayments of capital lease obligations	—	(2,531)
Proceeds from Recapitalization Transaction	—	18,310
Cash paid for earn-out obligations	(6,500)	(1,610)
Payments of deferred financing costs	(2,290)	(1,535)
Net cash provided by financing activities	45,441	236,956
Net increase (decrease) in cash, cash equivalents, and restricted cash	40,977	(9,185)
Cash, cash equivalents, and restricted cash at beginning of period	55,610	64,795
Cash, cash equivalents, and restricted cash at end of period	$96,587	$55,610

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$45,795	$4,786
Restricted cash, current	792	824
Restricted cash, noncurrent	50,000	50,000
Total cash, cash equivalents, and restricted cash	$96,587	$55,610

Supplemental disclosure of cash flow information
Cash paid for interest	$176,817	$120,163
Cash paid (refunded) for income taxes, net	$(11,181)	$218
Supplemental disclosure of non-cash investing activities:
Accrued property and equipment	$1,434	$7,684
Fair value of contingent consideration related to acquisitions	$200	$1,520
Right-of-use assets obtained in exchange for operating lease liabilities	$83,938	$—
Right-of-use assets obtained in exchange for finance lease liabilities	$7,505	$—
Property and equipment acquired through capital leases	$—	$1,217

See accompanying notes to these consolidated financial statements.

National Mentor Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended September 30, 2023

1. Business Overview

National Mentor Holdings, Inc., through its wholly-owned subsidiaries (collectively, the “Company” or “NMHI”), is a leading provider of home-based and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. Since the Company’s founding in 1980, the Company has evolved into a diversified national network providing an array of high-quality services and care in large, growing and highly-fragmented markets. The Company provides services to individuals with intellectual and/or developmental disabilities, individuals with catastrophic injuries and illnesses, particularly acquired brain injury, youth with emotional, behavioral and/or medically complex challenges, and elders in need of day health services to support their independence. As of September 30, 2023, the Company operated in 41 states, and was serving approximately 17,500 individuals in residential settings and approximately 30,600 individuals in non-residential settings.

The Company designs customized service plans to meet the individual needs of those served by the Company, which it delivers in home-based and community-based settings. Most of the Company’s service plans involve various supports, typically in small group homes, host home settings, or specialized community facilities, designed to improve the quality of life of the individuals served by the Company and to promote their independence and participation in community life. Other services offered include supported living, day and transitional programs, vocational services, case management, family-based and outpatient therapeutic services, post-acute treatment and neurorehabilitation, neurobehavioral rehabilitation and physical, occupational and speech therapies, among others. The Company’s customized service plans offer individuals as well as the payors of these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings.

The Company has four operating divisions, Community Support Services ("CSS"), Specialized Health & Rehabilitation Services (“SHR”), Children & Family Services ("CFS") and Sevita Connected Care ("SCC"). The operating divisions are organized by service line and each group markets their services under various tradenames, including The MENTOR Network, MENTOR, REM, NeuroRestorative, among others. On September 22, 2021, the Company announced its plan to phase out the use of these tradenames and move forward under a new corporate brand: Sevita.

Merger and Related Transactions

On March 8, 2019, Civitas Solutions, Inc., the parent of NMHI, entered into a merger agreement (the "Merger"), dated as of December 18, 2018, by and among Civitas, Celtic Intermediate Corp., an affiliate of Centerbridge Partners, L.P. (“Parent”), and Celtic Tier II Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). In connection with the Merger and as a result of a series of downstream mergers, NMHI became a direct, wholly-owned subsidiary of Parent and successor to Civitas. All the outstanding shares of Celtic Intermediate Corp. are owned by Celtic Holdings CB, L.P.

Recapitalization Transaction

On November 12, 2021, affiliates of Parent, Vistria Group (“Vistria”), and Ascension Ventures (“Ascension”) and Celtic Holdings CB, L.P., entered into a Unit Purchase Agreement (the “Unit Agreement”) with affiliates of Madison Dearborn Capital Partners (“MDP”). Pursuant to the Unit Agreement, affiliates of Parent, Vistria, and Ascension and Celtic Holdings CB, L.P. agreed to sell a portion of their Class A Units, and MDP agreed to purchase, a 25% stake of Celtic Holdings CB, L.P. Class A Units. The Unit Agreement was subject to several closing conditions, including the consummation of the Continuation Fund Transaction Closing which occurred on May 6, 2022, pursuant to which the Class A Units of Celtic Holdings CB, L.P. was acquired by a continuation fund vehicle managed and controlled directly or indirectly by Parent (the “Recapitalization Transaction”). In connection with the Recapitalization Transaction, affiliates of Parent, Vistria, MDP, and Finback Investment Partners (“Finback”) purchased Class A-1 Units. Additionally, all outstanding Class B Units issued under the 2019 Unit Incentive Plan were repurchased, with those individuals able to reinvest a portion of their proceeds into Class A-2 Units.

The Recapitalization Transaction was accounted for as a common-control transaction as Parent’s post-recapitalization equity position remained above 50%. Accordingly, the Recapitalization Transaction was accounted for outside the scope of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) and therefore did not result in a change in basis in the net assets of the Parent’s investment in the Company. During the year ended September 30, 2022, the Company received $19.3 million of capital contributions, $18.3 million of which was in cash and $1.0 million of which represented non-cash transaction expenses incurred by Parent on the Company’s behalf. Additionally, the Company incurred $13.3 million of expenses under the Long-Term Incentive Plan and the 2019 Unit Incentive Plan in connection with the Recapitalization Transaction. All related expenses were recorded in General and administrative expenses in the consolidated statement of operations for the year ended September 30, 2022.

2. Significant Accounting Policies

Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and any partially owned entities over which the Company has a controlling financial interest. Intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Adoption of New Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU No. 2016-02—Leases (Topic 842) (ASU 2016-02). The new standard requires that all lessees recognize the assets and liabilities that arise from leases on the balance sheet and disclose qualitative and quantitative information about its leasing arrangements. The Company adopted ASU 2016-02 on October 1, 2022 using the new prospective transition method permitted under ASU No. 2018-11—Leases (Topic 842): Targeted Improvements (ASU 2018-11) whereby an entity could adopt the provisions of ASU 2016-02 by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without adjustment to the financial statements for periods prior to adoption.

The adoption of this standard resulted in the recognition of $439.7 million of right-of-use assets and $454.5 million of corresponding lease liabilities for operating lease obligations on the Company’s consolidated balance sheet as of October 1, 2022. The adoption did not have an impact on the accounting for finance leases (formerly capital leases). In addition, the adoption resulted in a $6.7 million cumulative-effect adjustment, net of tax, to retained earnings related to transactions that were previously accounted for as a sale and operating leaseback under ASC 840. The adoption did not have a material impact on the consolidated statement of operations or consolidated statement of cash flows. The standard also requires additional disclosure for lease transactions, see Note 14.

As part of the implementation, the Company applied the practical expedient package which allowed the Company to: 1) not reassess lease classification for existing leases; 2) not reassess whether a contract contains a lease for existing contracts; and 3) not reassess initial direct costs for existing leases.

Income Taxes - In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application by clarifying and amending existing guidance. The Company adopted this guidance on October 1, 2022. It did not have a material impact on the consolidated financial statements.

Stock-Compensation— In October 2021, the FASB issued ASU No. 2021-07, Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards. This update provides for a practical expedient which allows a nonpublic entity to determine the current price of a share underlying an equity-classified share-based award using the reasonable application of a reasonable valuation method, as described by having certain characteristics. The Company adopted this guidance effective prospectively for all qualifying awards granted or modified on or after October 1, 2022. It did not have a material impact on the consolidated financial statements.

Government Assistance— In November 2021, the FASB issued ASU No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. This update requires business entities to make annual disclosures, including the nature of transactions and the related accounting policy used to account for the transactions, significant terms and conditions, and line items affected, about transactions with a government (including government assistance) that are accounted for by analogizing to a grant or contribution accounting model. The Company adopted this guidance on October 1, 2022. The adoption of this standard did not have a material impact on the consolidated financial statements.

Fair Value Measurements

The accounting standard for fair value measurements defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and requires detailed disclosures about fair value measurements. Under this standard, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect certain market assumptions. This standard classifies these inputs into the following hierarchy:

Level 1 Inputs - Quoted prices for identical instruments in active markets.

Level 2 Inputs - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs - Instruments with primarily unobservable value drivers.

The fair value hierarchy level is determined by asset class based on the lowest level of significant input. In periods of market inactivity, the observability of prices and inputs may be reduced for certain instruments. This condition could cause an instrument to be reclassified between levels. During the fiscal years 2023 and 2022, there were no transfers between levels.

Cash Equivalents

The Company considers short-term investments with maturity dates of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market funds.

Restricted Cash

Restricted cash consists of a cash collateral account set up to support the issuance of letters of credit under the Company’s term letter of credit facility and funds provided from government payors restricted for use by individuals served by the Company.

Concentrations of Credit and Other Risks

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents, self-insurance receivables and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States, which at times may exceed federally insured limits of $250 thousand for each financial institution. The Company has not experienced any losses in such accounts. As of September 30, 2023, our accounts exceeded federally insured limits by $44.7 million.

The Company derives approximately 90% of its revenue from state and local government payors. These entities fund a significant portion of their payments to the Company through federal matching funds, which pass through various state and local government agencies. Of the 41 states the Company operates in, Minnesota is the largest state and generates revenue from contracts with state and local governmental payors which accounted for approximately 13% of the Company’s net revenue for the years ended September 30, 2023 and 2022. No other states accounted for 10% or more of the Company’s net revenue during the years ended September 30, 2023 or 2022. As of the year ended September 30, 2023, the Company’s accounts receivables from state and local governments, non-public payors and individuals approximated 81.5%, 14.4% and 4.1% of its total accounts receivable balance.

Revenue Recognition

The Company derives revenue at the amounts that reflect the consideration to which the Company expects to be entitled in exchange for providing care to individuals. These amounts are due from individuals, third party payors (including state and local government agencies and programs) as well as non-public payors, and they include explicit and implicit price concessions as well as variable consideration from retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Revenue is recognized as performance obligations are satisfied.

The Company has four types of contractual arrangements with payors which include negotiated contracts, fixed fee contracts, retrospective reimbursement contracts and prospective payments contracts. Under the Company's units-of-service contracts, which include negotiated contracts and fixed fee contracts, revenue is recognized at the time the service is performed. Under the Company's cost reimbursement contracts, which include retrospective reimbursement contracts and prospective payment contracts, revenue is recognized at the time the service costs are incurred. For the Company’s cost-reimbursement contracts, the rate provided by the payor is based on a certain level of service and types of costs incurred in delivering the service. From time to time, the Company receives payments under cost-reimbursement contracts in excess of the allowable costs required to support those payments. In such instances, the Company estimates and records a liability for such excess payments. At the end of the contract period, any balance of excess payments is maintained as a liability until it is reimbursed to the payor or until the Company has exhausted efforts to make the reimbursement. Future revenues may be affected by changes in rate-setting structures, methodologies or interpretations that are enacted in states where the Company operates or by the federal government.

The Company determines the transaction price based on standard billing rates for services provided, reduced by contractual adjustments provided to third party payors, discounts to uninsured individuals, implicit price concessions, and state provider taxes or gross receipts taxes levied on services the Company provides. The payment terms and rates of contracts vary by jurisdiction and service type. The Company uses the expected value method in determining the variable component that should be used to arrive at the transaction price, using contractual agreements, historical experience, and recent developments in payment trends. The amount of variable consideration which is included in the transaction price may be constrained, and is included in Net revenue only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Subsequent changes to the estimate of the transaction price are recorded as adjustments to Net revenue in the period such changes become known.

The Company recognizes incremental costs of obtaining a contract with amortization periods of one year or less as expense when incurred. These costs are infrequent and have historically been immaterial.

Included within the Company’s consolidated balance sheets are contract balances, comprised of the amounts related to services provided to individuals for which they have not been billed and that do not meet the conditions of unconditional right to payment at the end of the reporting period, as well as contract liabilities which primarily represent payments the Company receives in advance of performance obligations being met to recognize revenue. The Company had no material contract assets during the years ended September 30, 2023 and 2022 and its contract liability balance consisted of deferred revenue, which is recorded within Other Accrued Liabilities, see Note 8.

Cost of Revenue

The Company classifies expenses directly related to providing services as cost of revenue, except for depreciation and amortization related to cost of revenue, which are shown separately in the consolidated statements of operations. Direct costs and expenses principally include salaries and benefits for service provider employees, per diem payments to independently contracted host-home caregivers (“Mentors”), residential occupancy expenses, which are primarily composed of rent, utilities and maintenance related to facilities providing direct care, certain expenses, such as food and medicine and transportation costs for individuals requiring services, professional and general liability expense, employment practices liability expense and workers’ compensation expense.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using a straight-line method when placed into service, based on their estimated useful lives as follows:

Asset Description	Estimated Useful Life (in years)

Land	Indefinite
Building	30
Building improvements	10 or 30
Leasehold improvements	Not to exceed 7 years or length of lease
Vehicles	5
Computer hardware and software	3
Furniture, fixtures and equipment	3-5

Expenditures for maintenance and repairs are charged to operating expenses as incurred. When assets are sold or retired, the corresponding cost and accumulated depreciation are removed from the related accounts and any gain or loss is recorded in the period of the sale or retirement.

Accounts Receivable

Accounts receivable primarily consist of amounts due from various state and local government agencies and non-public payors including commercial insurers and private consumers, net of estimates for variable consideration. Allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance.

Goodwill

The Company reviews costs of purchased businesses in excess of the fair value of net assets acquired (goodwill) for impairment at least annually, unless significant changes in events or circumstances indicate a potential impairment may have occurred sooner. The Company conducts its annual impairment test for goodwill on July 1st of each year.

The Company may first assess qualitative factors to determine if it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, no further testing is necessary. If, however, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company performs the quantitative goodwill impairment test. The initial assessment of qualitative factors is optional and at the Company's discretion. The Company may bypass the qualitative assessment for any reporting unit in any period.

The quantitative goodwill impairment test consists of a comparison of each reporting unit's fair value to its carrying value. The fair value of the reporting unit is determined by using the income approach, specifically the discounted cash flow method, and the market approach.

As described above, the fair value of a reporting unit and intangible asset is, in part, based on discounted estimated future cash flows. The assumptions used to estimate fair value include management’s best estimates of future operating cash flows, including revenue growth, margins, and discount rates. As such, actual results may differ from these estimates.

Impairment of Long-Lived Tangible and Intangible Assets

The Company reviews long-lived tangible and intangible assets for impairment when events or circumstances have occurred that indicate the estimated useful life of these assets may warrant revision or that the carrying amount of these assets may be impaired. If indicators of impairment exist, the Company determines whether or not the carrying amount of these assets is recoverable by comparing the estimated undiscounted future cash flows for the estimated remaining useful life to the carrying value. If the carrying amount of the asset is determined to not be recoverable, an impairment is recognized based on the excess of the carrying amount of the asset over its fair value.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. Valuation allowances on deferred tax assets are estimated based on the Company’s assessment of the realizability of such amounts.

The Company recognizes the benefits of tax positions when certain criteria are satisfied. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.

Derivative Financial Instruments

The Company, from time to time, enters into interest rate swap and cap agreements to hedge against variability in cash flows resulting from fluctuations in the benchmark interest rate on the Company’s debt. Derivative financial instruments are recorded on the balance sheet at fair value, representing the price that would be paid to transfer the liability in an orderly transaction between market participants, and was determined based on pricing models and independent formulas using current assumptions. The Company establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations or in the consolidated statements of comprehensive loss depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

For agreements designated as a cash flow hedge, the change in fair value was recorded as an adjustment to unrealized gain (loss) on derivative instrument within the consolidated statements of comprehensive loss. For agreements that are not designated as a cash flow hedge, prospective mark to market adjustments are recognized in interest expense in the consolidated statements of operations and accumulated mark to market adjustments as of the date the cash flow hedge was de-designated are amortized and recognized in interest expense over the term of the agreement.

In connection with the derivative financial instruments, the Company expects to reclassify $2.0 million of losses, net of $0.7 million of taxes, from accumulated other comprehensive income to interest expense within the next 12 months.

Stock-Based Compensation

Stock-based compensation is based on the estimated grant-date fair value of the award and is recognized in General and administrative expenses in the consolidated statements of operations using an accelerated attribution model over the grantee’s requisite service period. The Company’s equity awards generally consist of incentive units that are subject to various service, market, and performance conditions. The fair value of each award is estimated using a Monte Carlo pricing model or a Black- Scholes option-pricing model. For awards that include a performance condition contingent upon a change of control (as defined in the applicable agreement), no stock-based compensation expense is recognized in the consolidated statements of operations until a change of control occurs. Forfeitures are accounted for as they occur. See Note 19, Stock-Based Compensation for additional disclosures.

Self-Insurance

The Company maintains insurance for professional and general liability, workers’ compensation, automobile liability and health insurance with policies that include self-insured retentions. Employment practices liability is fully self-insured. The Company records expenses related to claims on an incurred basis, which includes estimates of fully developed losses for both reported and unreported claims. The accruals for the health, workers’ compensation, automobile, employment practices liability, and professional and general liability programs are based on reports by independent third party actuaries. Accruals are periodically reevaluated and increased or decreased based on new information.

The Company records its insurance liabilities on a gross basis without giving effect to insurance recoveries. Insurance recovery receivables are recorded in Prepaid expenses and other current assets and Other assets in the consolidated balance sheets. Self-insured liabilities are presented in Accrued payroll and related costs, Other accrued liabilities and Other long-term liabilities on the Company’s consolidated balance sheets.

Insurance liabilities related to claims that existed as of March 8, 2019 are accounted for at fair value and remeasured on a recurring basis. See Note 13, Fair Value Measurements for additional disclosures.

Legal Contingencies

The Company reserves for costs related to contingencies when a loss is probable and the amount is reasonably estimable or a range of loss can be determined. These accruals represent management’s best estimate of probable loss. Disclosure is also provided when it is reasonably possible that a loss will be incurred, when it is reasonably possible that the amount of loss will exceed the recorded provision, or when it is probable that a loss will be incurred that is not reasonably estimable. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates. These revisions in the estimates of the probable liabilities could have a material impact on the consolidated results of operations and consolidated balance sheets.

Leases

For the year ending September 30, 2022, the Company accounted for leases in accordance with ASC Topic 840, “Leases.” For lease agreements that provide for escalating rent payments and rent holidays, the Company recognized rent expense on a straight-line basis over the noncancellable lease term and option renewal periods where failure to exercise such options would result in an economic penalty such that the renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences when the Company becomes obligated under the terms of the lease agreement.

For the year ending September 30, 2023, the Company accounts for leases in accordance with ASC Topic 842, “Leases.” The Company determines whether a contract is or contains a lease at contract inception. If a contract is or contains a lease, the Company determines the appropriate classification at lease commencement. Lease commencement is the date on which the underlying asset is made available for use. Generally, the lease term is the noncancellable term, excluding any optional extension terms as the Company is not reasonably certain to exercise such options. Considerations made when assessing whether the Company is reasonably certain to exercise an extension option include the contractual terms and conditions for the option periods and costs relating to the termination of the lease, among others. The Company elected the short-term lease exception for its non-real estate leases and therefore does not recognize lease liabilities and right-of-use assets for those non-real estate leases with original lease terms of 12 months or less.

Lease liabilities represent the Company’s obligation to make lease payments over the lease term. Lease liabilities are measured as the present value of the lease payments over the remaining lease term. The Company does not separate lease and nonlease components when determining the lease payments to use in measuring its lease liabilities. Payments for nonlease components are generally variable and therefore are excluded from the measurement of lease liabilities. Security deposits are generally refundable and therefore are excluded from the measurement of lease liabilities as they represent collateral to the lessor rather than consideration under the lease.

The Company uses incremental borrowing rates, determined at lease commencement, to measure its lease liabilities as interest rates implicit in its leases are generally not readily determinable. The incremental borrowing rate represents the interest rate at which the Company could borrow a fully collateralized amount equal to the lease payments over a similar term in a similar economic environment.

Right-of-use assets represent the Company’s right to use an underlying asset over the lease term. A right-of-use asset is initially calculated as the lease liability, plus initial direct costs and prepaid lease payments, less any incentives received.

The Company remeasures right-of-use assets and lease liabilities when a lease is modified and the modification is not accounted for as a separate contract. The Company assesses its right-of-use assets for impairment consistent with its impairment process for long-lived tangible assets.

Subsequent Events

The Company considers events or transactions that have occurred after the balance sheet date of September 30, 2023, but prior to the issuance of the financial statements, to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. Subsequent events have been evaluated through the issuance of the financial statements on December 22, 2023.

3. Recent Accounting Pronouncements

Financial Instrument Credit Losses— In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which was subsequently amended in November 2018 through ASU No. 2018-19 and again in November 2019 through ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments Credit Losses. ASU No. 2016-13 will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, debt securities, and other instruments, which will generally result in earlier recognition of credit losses. This guidance replaces the incurred loss methodology with an expected loss methodology that is referred to as current expected credit loss (“CECL”) methodology. CECL requires consideration of past events, current conditions, and reasonable and supportable forecasts about the future to assess credit loss estimates.

In addition, in March 2022, the FASB issued ASU No. 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments eliminate the accounting guidance for troubled debt restructurings by creditors that have adopted ASU 2016-13 and enhance the disclosure requirements for certain loan refinancings and restructurings when borrowers are experiencing financial difficulty. The FASB also issued ASU No. 2019-10—Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) in November 2019 which deferred the effective date of ASU No. 2016-13 by one year. The adoption of these updates is effective for the Company on October 1, 2023, and the Company is assessing the impact this update will have on its consolidated financial statements.

Business Combinations— In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This update amends ASC 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. As a result of the amendments made by ASU No. 2021-08, it is expected that an acquirer will generally recognize and measure acquired contract assets and contract liabilities in a manner consistent with how the acquiree recognized and measured them in its preacquisition financial statements. The update provides certain practical expedients related to circumstances in which (a) the acquirer has to assess long-term, complex contracts that may have been previously modified or (b) the acquirer is unable to assess or rely on the acquiree’s accounting under Topic 606. The update is effective for the Company on October 1, 2024, with early adoption permitted.

4. COVID-19 Update

As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID -19 patients and other patients during the public health emergency. These temporary measures include relief from Medicare conditions of participation requirements for healthcare providers, relaxation of licensure requirements for healthcare professionals, and limited waivers of fraud and abuse laws for activities related to COVID-19 during the emergency period. The federal public health emergency declaration related to COVID-19 expired on May 11, 2023.

One of the primary sources of relief for healthcare providers was the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in March 2020, which was expanded by the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”) in April 2020. Together, the CARES Act and the PPPHCE Act included $175 billion in funding to be distributed through the Public Health and Social Services Emergency Fund (the “Relief Fund”) to eligible providers, including public entities and Medicare- and/or Medicaid-enrolled providers. Relief Fund payments were intended to compensate healthcare providers for lost revenues and health care related expenses incurred in response to the COVID -19 pandemic and were not required to be repaid, provided that recipients attest to and comply with any required terms and conditions, including limitations on balance billing and not using funds received from the Relief Fund to reimburse expenses or losses that other sources were obligated to reimburse. In addition, the American Rescue Plan Act (“ARPA”) was enacted in March 2021 and authorized an additional $1.9 trillion in federal spending to address the COVID-19 public health emergency, and contained several provisions designed to increase coverage of certain healthcare services, expand eligibility and benefits, and incentivize state Medicaid expansion. The Company accounts for government grants by analogizing to the grant model in accordance with International Accounting Standard ("IAS") 20, Accounting for Government Grants and Disclosure of Government Assistance, and as such, has recognized income from grants in line with the recognition of expenses or the loss of revenues for which the grants are intended to compensate.

For the years ended September 30, 2023 and 2022, the Company recognized Net revenue of $63.2 million and $54.5 million, respectively, from state and local governments in response to the impact of COVID-19. As of September 30, 2023 and 2022, $32.2 million and $33.5 million, respectively, of payments received from payors for COVID-19 reimbursements have been recorded as Other accrued liabilities in the consolidated balance sheet and will be recognized to Net revenue as expenses are incurred on behalf of the payor or reversed once paid back to the payor.

The CARES Act also provided for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due by December 31, 2021 with the remaining 50% due by December 31, 2022. As of September 30, 2022, there was $23.9 million of deferred social security taxes included in Accrued payroll and related costs in the consolidated balance sheet, which was paid in December 2022.

5. Business Combinations

The operating results of the businesses acquired are included in the consolidated statements of operations from the date of acquisition. The Company accounted for these acquisitions under the acquisition method and, as a result, the purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the estimated fair value of net tangible assets was allocated to specifically identified intangible assets, with the residual being allocated to goodwill.

Fiscal 2023 Acquisitions

During the year ended September 30, 2023, the Company acquired the assets of one company for total consideration of $1.7 million, including $0.2 million of contingent consideration. This acquisition was accounted for as an asset acquisition under ASC 805.

Fiscal 2022 Acquisitions

During the year ended September 30, 2022, the Company acquired the assets or equity interests of 17 companies for total consideration of $164.4 million, net of $6.0 million of cash acquired and including $1.5 million of contingent consideration.

Tungland Corporation, Inc. (“Tungland”). On May 8, 2022, the Company acquired all of the outstanding capital stock of a company and the assets of another related company, collectively referred to as Tungland, for $43.4 million, net of $3.1 million of cash acquired. Tungland is located in Arizona, New Mexico, Nevada, and Colorado and provides residential and community-based services to adults and children with intellectual or developmental disabilities and brain injuries. The Company acquired $27.0 million of identifiable intangible assets which primarily included approximately $26.2 million of agency contracts with a weighted average useful life of 11 years and $0.5 million of trade names with a weighted average useful life of 1 year. The Company also acquired $3.0 million of net assets, consisting primarily of accounts receivable and property and equipment. As a result of this acquisition, the Company recorded $13.4 million of goodwill, which is expected to be deductible for tax purposes.

Pediatric Therapy Partners, Inc. (“Pediatric Partners”). On July 5, 2022, the Company acquired all of the outstanding capital stock of Pediatric Partners for $31.3 million, net of $0.7 million of cash acquired and including $1.5 million of contingent consideration. Pediatric Partners is located in North Dakota and Minnesota and provides in-clinic, in-home, and tele-health services for the pediatric population. The Company acquired $15.6 million of identifiable intangible assets which primarily included approximately $14.7 million of agency contracts with a weighted average useful life of 11 years and $0.7 million of non-compete agreements with a weighted average useful life of 5 years. The Company also acquired $0.5 million of net assets, consisting primarily of accounts receivable. As a result of this acquisition, the Company recorded $15.2 million of goodwill, which is expected to be deductible for tax purposes.

Other Acquisitions. During the year ended September 30, 2022, the Company acquired the assets or equity interests of Help at Home, LLC (“Help at Home”), several entities formerly owned by B&B Holdings Group, Inc. (collectively referred to as “Bridges”), The Jan Group, LLC (“Jan Group”), several entities affiliated with Developmental Disabilities Management Services, LLC (“DDMS”), and 11 other companies for total consideration of $89.7 million, net of $2.2 million of cash acquired.

The following table summarizes the recognized amounts of identifiable net assets acquired during the year ended September 30, 2022:

(in thousands)	Identifiable intangible assets	Other assets (liabilities), net	Goodwill	Total purchase consideration
Tungland	$26,969	$2,980	$13,441	$43,390
Pediatric Partners	15,586	531	15,233	31,350
Help at Home	10,440	2,442	3,776	16,658
Bridges	10,651	1,694	2,383	14,728
Jan Group	8,384	36	3,586	12,006
DDMS	9,586	(393)	2,420	11,613
Other acquisitions	26,344	3,817	4,510	34,671
Total	$107,960	$11,107	$45,349	$164,416

6. Goodwill and Intangible Assets

Goodwill

The changes in goodwill for the years ended September 30, 2023 and 2022 are as follows (in thousands):

Balance as of September 30, 2021	$576,817
Goodwill acquired through acquisitions	45,192
Adjustments to prior acquisitions (1)	(191)
Balance as of September 30, 2022	621,818
Adjustments to prior acquisitions (2)	157
Balance as of September 30, 2023	$621,975

(1)Adjustments are primarily the result of finalizing the working capital settlements relating to acquisitions that occurred during the year ended September 30, 2021.

(2)Adjustments are primarily the result of finalizing the working capital settlements relating to acquisitions that occurred during the year ended September 30, 2022.

Annual Goodwill Impairment Testing

The Company completes the annual testing of impairment for goodwill on July 1st. In addition to its annual test, the Company evaluates at fiscal year-end whether events or circumstances have occurred that may indicate a potential impairment of these assets.

A number of significant assumptions and estimates are involved in the application of the income approach to forecast operating cash flows, including revenue growth, margins, and discount rate changes. These inputs are not observable in the market and represent Level 3 inputs within the fair value hierarchy. Cash flow forecasts are based on business unit operating plans and historical experience. The income approach is sensitive to changes in terminal growth rates and the discount rate. The discount rate was selected based on the estimated rate of return as well as the time value of money. Under the market approach, the fair value of each reporting unit is estimated by comparing the business to either similar transactions or similar businesses, or guideline public companies whose securities are actively traded in public markets. Significant estimates and assumptions used in the market approach include the selection of appropriate guideline companies and the determination of appropriate valuation multiples to apply to the reporting unit.

As of July 1, 2023 and 2022, the Company conducted Step 1 of the annual goodwill impairment test, which indicated that the fair value of each reporting unit exceeded its carrying value.

Intangible Assets

Intangible assets consist of the following as of September 30, 2023 (in thousands):

Description	Weighted Average Remaining Life	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net
Agency contracts	9 years	$1,058,953	$305,909	$753,044
Relationship with contracted caregivers	1 year	12,140	11,083	1,057
Non-compete/non-solicit agreements	1 year	6,086	4,498	1,588
Trade names	1 year	17,221	13,600	3,621
Licenses and permits	9 years	1,982	606	1,376
		$1,096,382	$335,696	$760,686

Intangible assets consist of the following as of September 30, 2022 (in thousands):

Description	Weighted Average Remaining Life	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net
Agency contracts	10 years	$1,057,257	$220,514	$836,743
Relationship with contracted caregivers	1 year	12,140	8,655	3,485
Leasehold interests	1 year	3,705	3,302	403
Non-compete/non-solicit agreements	2 years	6,086	3,081	3,005
Trade names	2 years	23,295	15,171	8,124
Licenses and permits	10 years	1,982	450	1,532
		$1,104,465	$251,173	$853,292

For the years ended September 30, 2023 and 2022, amortization expense was $94.3 million and $95.0 million, respectively.

Long-Lived Asset Impairment Testing

The Company reviews long-lived tangible and intangible assets for impairment when events or circumstances have occurred that indicate the estimated useful life of these assets may warrant revision or that the carrying amount of these assets may be impaired.

During the years ended September 30, 2023 and 2022, the Company concluded that there were no triggering events that resulted in an impairment associated with long-lived assets.

The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year Ending September 30,	(In thousands)
2024	$90,337
2025	86,594
2026	85,849
2027	85,728
2028	85,561
Thereafter	326,617
$760,686

7. Property and Equipment

Property and equipment consists of the following as of September 30 (in thousands):

	2023	2022
Buildings, building improvements and land (1)	$19,791	$30,673
Vehicles (1)	103,289	101,659
Computer hardware and software	33,766	39,699
Leasehold improvements	174,599	154,677
Furniture and fixtures	37,363	34,833
Office and telecommunication equipment	9,322	9,297
Software for internal use	33,888	28,388
Construction in progress	5,339	9,816
	417,357	409,042
Less accumulated depreciation	(247,634)	(208,196)
Property and equipment, net	$169,723	$200,846

(1) Upon the adoption of Topic 842 effective October 1, 2022, property and equipment pertaining to finance leases that were previously capitalized in these groupings were prospectively reclassified to Finance lease right-of-use assets on the consolidated balance sheet.

For the years ended September 30, 2023 and 2022, depreciation expense was $70.7 million and $68.6 million, respectively.

8. Certain Balance Sheet Accounts

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following as of September 30 (in thousands):

	2023	2022
Insurance recovery receivables	$14,759	$12,473
Prepaid business expense	6,453	7,026
Prepaid income taxes	4,388	18,484
Interest rate swap agreement	—	7,236
Prepaid insurance	712	567
Other	2,692	2,834
Prepaid expenses and other current assets	$29,004	$48,620

Other Assets

Other assets consist of the following as of September 30 (in thousands):

	2023	2022
Insurance recovery receivables	$35,285	$27,710
Cash value of life insurance policies	12,002	11,288
Interest rate cap agreement	8,753	—
Security deposits	8,343	8,583
Other	1,537	2,036
Other assets	$65,920	$49,617

Other Accrued Liabilities

Other accrued liabilities consist of the following as of September 30 (in thousands):

	2023	2022
Self-insurance reserves	$32,403	$24,003
Due to third party payors	9,268	13,275
Accrued professional services	5,536	8,079
Deferred revenue	35,487	35,820
Real estate and property taxes	6,323	4,116
Other (1)	14,032	26,571
Other accrued liabilities	$103,049	$111,864

(1) Upon the adoption of Topic 842 effective October 1, 2022, deferred rent balances pertaining to operating leases that were previously included in this grouping were prospectively reclassified as a reduction to Operating lease right-of-use assets on the consolidated balance sheet.

Other Long-Term Liabilities

Other long-term liabilities consist of the following as of September 30 (in thousands):

	2023	2022
Self-insurance reserves	$113,608	$98,738
Deferred compensation liabilities	10,766	10,576
Sale-leaseback liability	3,036	11,134
Contingent consideration obligations	850	1,520
Other (1)	—	7,761
Other long-term liabilities	$128,260	$129,729

(1) Upon the adoption of Topic 842 effective October 1, 2022, deferred rent balances pertaining to operating leases that were previously included in this grouping were prospectively reclassified as a reduction to Operating lease right-of-use assets on the consolidated balance sheet.

9. Long-term Debt

As of September 30, 2023, NMHI’s first lien credit agreement, as amended on March 2, 2021 through the Amendment and Restatement Agreement to the First Lien Credit Agreement and as amended on December 21, 2021 through the Incremental Facility Agreement No. 1, consists of a $1.7 billion first lien term loan, a $50.0 million term C loan, and a $160.0 million revolving credit facility. The first lien term loan requires quarterly payments and matures on March 2, 2028. There are no quarterly payments associated with the term C loan, and the full balance of the loan will be due at maturity on March 2, 2028. The commitments under the revolving credit facility expire on March 2, 2026. NMHI also entered into a Second Lien Credit Agreement on March 2, 2021 which provided for a $180.0 million second lien term loan. There are no quarterly payments associated with the second lien term loan, and the full balance of the loan will be due at maturity on March 2, 2029.

On December 21, 2021, the Company entered into Incremental Facility Agreement No. 1 to its first lien credit agreement which provided for an additional $200.0 million term loan. The Company evaluated the amendment under ASC 470-50, “Debt - Modification and Extinguishment” to determine if the original and new debt instruments have substantially different terms and should be accounted for as an extinguishment of the debt, or if the amendment should instead be accounted for as a modification. It was determined to be a modification.

On September 21, 2022, the Company entered into a sale-leaseback arrangement with a fleet management company which resulted in the sale of approximately 1,400 vehicles for an aggregate sales price of $34.7 million. Concurrent with the sale of the vehicles, the Company leased back all of the vehicles for varying lease terms of between 24 and 50 months. During the year ended September 30, 2023, the Company entered into various similar sale-leaseback arrangements with the same buyer-lessor for an aggregate sales price of $14.9 million. The sale-leasebacks were accounted for as financing transactions under ASC 840 and ASC 842 as the Company has retained substantially all of the benefits and risks related to the vehicles. Accordingly, the vehicles remain in Property and equipment, net in the consolidated balance sheet and each asset will continue to be depreciated over the lesser of their lease terms or estimated useful lives.

On December 23, 2022, Mentor SPV, LLC, an indirect subsidiary of the Company, entered into a Receivables Financing Agreement (the “RFA”) by and among Mentor SPV, LLC, as borrower, the lenders from time to time party thereto, MUFG Bank, Ltd., as Administrative Agent and Mentor Management, Inc., as servicer. Pursuant to the terms of the RFA, the Company can borrow up to $125.0 million of debt limited to the amount of eligible accounts receivable supporting the Borrowing Base as defined in the RFA. The RFA contains certain financial covenants and events of default customary for this type of financing. Upon the closing of the RFA and related and ancillary transactions, Mentor SPV borrowed $100.0 million of which a portion was immediately used to pay down its revolving credit facility. The RFA principal balance has been recorded in Long-term debt on the consolidated balance sheet as it is not probable that the maturity date of December 23, 2025 will be accelerated under the subjective acceleration clause.

On February 6, 2023, the Company entered into Amendment No. 2 to the first lien credit agreement and Amendment No. 1 to the second lien credit agreement. Under the terms of these amendments, the reference interest rate was switched from LIBOR to Secured Overnight Financing Rate (“SOFR”).

On February 14, 2023, the Company’s joint venture issued a $1.9 million term loan that requires monthly payments. The term loan matures on February 14, 2028 and has a fixed interest rate of 6.75%. The joint venture is consolidated into the Company’s consolidated financial statements due to a controlling financial interest in the joint venture.

The Company’s long-term debt consists of the following as of September 30, 2023 and 2022 (in thousands):

	2023	2022
First lien term loan principal; principal and interest due in quarterly installments through March 2, 2028	$1,748,170	$1,766,100
Second lien term loan principal; principal due at maturity on March 2, 2029, interest due in quarterly installments	180,000	180,000
Receivables financing agreement; principal due at maturity on December 23, 2025, interest due in monthly installments	100,000	—
Term C loan principal; principal due at maturity on March 2, 2028, interest due in quarterly installments	50,000	50,000
Vehicle sale-leaseback debt; principal and interest due monthly throughout the respective lease term	35,534	34,656
Long-term portion of revolving credit facility, expires on March 2, 2026	—	6,800
Term loan associated with joint venture; principal due in monthly installments through February 14, 2028	1,691	—
Original issue discount on term loans, net of accumulated amortization	(3,261)	(2,872)
Deferred financing costs, net of accumulated amortization	(11,742)	(13,757)
	2,100,392	2,020,927
Less current portion – term debt	18,249	17,930
Less current portion – vehicle sale-leaseback debt	16,180	11,385
Long-term debt	$2,065,963	$1,991,612

Interest on the first lien term loan and term C loan as of September 30, 2023 is calculated at either SOFR plus 385 basis points or an alternative base rate plus 285 basis points. Interest on the revolving credit facility is calculated at the highest of the applicable prime rate, the federal funds rate plus 0.5%, or SOFR for a one-month tenor plus 1.0%. Interest on the second lien term loan is calculated at either SOFR plus 735 basis points or an alternative base rate plus 635 basis points. Interest on the RFA is calculated at the highest of (a) the applicable Prime Rate for such date; (b) the Federal Funds Rate for such date, plus 0.5%; and (c) Term SOFR (Secured Overnight Financing Rate) for one-month tenor for such date, plus 0.5%.

As of September 30, 2023, the Company had no borrowings under the revolving credit facility, $50.0 million of term letters of credit, and $3.8 million of revolving letters of credit issued under the facility. As of September 30, 2022, the Company had $27.9 million of borrowings under the revolving credit facility, $50.0 million of term letters of credit, and $4.3 million of revolving letters of credit issued under the facility. As of September 30, 2023 and 2022, the Company also had $0.9 million of borrowings on a line of credit associated with its joint venture.

The first lien credit agreement requires NMHI to make mandatory prepayments, subject to certain exceptions, with (i) commencing with the fiscal year ending September 30, 2023, a percentage of excess cash flow, as defined in the first lien credit agreement, based on the Company’s first lien net leverage ratio, as defined in the first lien credit agreement; (ii) a percentage of Net Proceeds in respect of a “Prepayment Event” based on the Company’s first lien net leverage ratio, and (iii) 100% of cash proceeds of any debt incurrence, other than debt permitted under the first lien credit agreement. NMHI was not required to make a prepayment for the fiscal year ended September 30, 2023.

Covenants

The first lien credit agreement contains negative covenants, including, among other things, limitations on the Company’s ability to incur additional debt, create liens on assets, transfer or sell assets, pay dividends, redeem stock or make other distributions or investments, and engage in certain transactions with affiliates. The first lien credit agreement contains a springing financial covenant. If at the end of any fiscal quarter, the Company’s outstanding borrowings under the revolving credit facility exceeds 35% of the aggregate amount of revolving commitments, it is required to maintain at the end of each such fiscal quarter a consolidated first lien net leverage ratio of not more than 8.50 to 1.00. The springing financial covenant was not triggered as of September 30, 2023 as the Company’s usage of the revolving credit facility did not exceed the threshold for that quarter.

Future annual payments

Future annual payments of the Company’s debt as of September 30, 2023 are as follows:

(In thousands)
2024	$34,429
2025	30,214
2026	124,274
2027	19,752
2028	1,726,725
Thereafter	180,000
Total	$2,115,394

Future amounts due at any year end may increase as a result of the provision in the first lien credit agreement that requires a prepayment of a portion of the outstanding term loan amount if NMHI generates certain levels of cash flow.

Derivatives

The Company uses interest rate swaps and caps to reduce the variability of cash flows of the Company’s variable rate debt. These instruments are used to hedge the risk of changes in the floating rate of interest on borrowings under the term loans.

On March 22, 2019, NMHI entered into four interest rate swaps in an aggregate notional amount of $790.0 million. Under the terms of the swaps, NMHI received from the counterparty a monthly payment based on a rate equal to 1-month LIBOR, and NMHI made monthly payments to the counterparty based on a fixed rate of 2.181% per annum, in each case on the notional amount of $790.0 million, settled on a net payment basis. The swap agreements expired on March 29, 2023.

On April 5, 2023, NMHI entered into two interest rate cap agreements in an aggregate notional amount of $1.4 billion. The interest rate caps have an effective date of April 28, 2023 and expire on April 30, 2025, and provide the Company with interest rate protection in the event the one-month term SOFR rate increases above 5% and remains below 6.5%.

The fair value of the swap and cap agreements was $8.8 million in Other assets on the consolidated balance sheet as of September 30, 2023 and $7.2 million in Prepaid expenses and other current assets as of September 30, 2022.

10. Stockholders’ Equity

Common Stock

The Company has 100 shares of $0.01 par value common stock authorized. Celtic Intermediate Corp. owns all outstanding shares of the Company. Celtic Intermediate Corp. is entitled to receive dividends when and as declared by the Board of Directors. In addition, the Celtic Intermediate Corp. is entitled to one vote per share.

Additional Paid-in Capital

During the year ended September 30, 2023, the Company paid $0.8 million to certain employees on behalf of Celtic Intermediate Corp. related to the 2022 Unit Incentive Plan. The payments were treated as Dividends to Parent and were recorded as a reduction to Additional paid-in capital.

During the year ended September 30, 2022, the Company received capital contributions of $19.3 million from Celtic Intermediate Corp in connection with the Recapitalization Transaction, $13.3 million of which was used to fund payments related to the Long-Term Incentive Plan and the 2019 Unit Incentive Plan, and $1.0 million of which was to reimburse for non-cash transaction expenses incurred by Parent on the Company’s behalf.

11. Employee Savings and Retirement Plans

The Company has a multi-company plan (the “Plan”) which covers all of its wholly-owned subsidiaries. Under the Plan, employees may contribute a portion of their earnings, which are invested in mutual funds of their choice. After January 1, the Company makes a matching contribution for the previous calendar year on behalf of all participants employed on the last day of the year. This matching contribution vests immediately. In addition, there is a profit sharing feature of the Plan, whereby, at the discretion of management, an allocation may be made to all of the eligible employees in one or more of its business units. Profit sharing contributions vest ratably over three years with forfeitures available to cover plan costs and employer matches in future years. The Company made contributions of $8.3 million and $6.7 million, respectively, for the years ended September 30, 2023 and 2022.

The Company has the following two deferred compensation plans:

The National Mentor Holdings, LLC Executive Deferred Compensation Plan

The National Mentor Holdings, LLC Executive Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement for senior management. The Company does not make contributions under this plan, and interest will accrue on the executive’s account until the balance is distributed upon termination of employment. The unfunded accrued liability was $0.3 million and $3.1 million as of September 30, 2023 and 2022, respectively, and was included in Other long-term liabilities on the Company’s consolidated balance sheets.

The National Mentor Holdings, LLC Executive Deferral Plan

The National Mentor Holdings, LLC Executive Deferral Plan, available to highly compensated employees, is a plan in which participants contribute a percentage of salary and/or bonus earned during the year. Employees contributed $0.9 million and $1.1 million, respectively, for the years ended September 30, 2023 and 2022. The accrued liability related to this plan was $10.4 million and $9.7 million, respectively, as of September 30, 2023 and 2022 and was included in Other long-term liabilities on the Company’s consolidated balance sheets.

During the years ended September 30, 2023 and 2022, there was expense of $1.8 million and income of $2.0 million related to the deferred compensation plans, respectively. In connection with the National Mentor Holdings, LLC Executive Deferral Plan, the Company has purchased company owned life insurance (“COLI”) policies on certain plan participants. The cash surrender value of the COLI policies is designed to provide a source for funding the accrued liability. The cash surrender value of the COLI policies was $12.0 million and $11.0 million as of September 30, 2023 and 2022, respectively, and was included in Other assets on the Company’s consolidated balance sheets.

The National Mentor Holdings, Inc. Long-Term Incentive Plan

The National Mentor Holdings Inc. Long-Term Incentive Plan was established on July 1, 2020 (“2020 LTIP”) to assist the Company in attracting, motivating and retaining selected individuals to serve as employees of the Company by providing such individuals an opportunity to benefit from the long-term growth in the value of the Company. Each participant who remains employed with the Company is entitled to a cash award upon the occurrence of a change of control (as defined in the 2020 LTIP) where the cash proceeds ensure a specified return on cumulative invested capital, and satisfy the Minimum Rate of Return of 8%. Because a change of control is not considered probable, there is no compensation expense recorded in the consolidated statement of operations until the change of control occurs.

Management concluded that the Recapitalization Transaction represented a change of control as defined in the 2020 LTIP. As a result, the Company distributed $11.5 million of cash awards under the 2020 LTIP which was funded through proceeds from the Recapitalization Transaction. The associated compensation expense is recorded in General and administrative expenses in the consolidated statement of operations for the year ended September 30, 2022. The 2020 LTIP was replaced by the 2022 Long-Term Incentive Plan (“2022 LTIP”) which was established on October 1, 2022 with similar terms.

12. Related Party Transactions

Transactions with the Parent

During the year ended September 30, 2023 and 2022, the Company paid the Parent $1.3 million and $0.1 million, respectively, to cover professional fees and travel expenses that the Parent incurred on the Company’s behalf, which were recorded in General and administrative expenses in the consolidated statements of operations.

Lease Agreements

The Company leases several offices, homes and other facilities from its employees, or from relatives of employees, in the states of Minnesota, Wisconsin, Florida and North Dakota. These leases have various expiration dates extending out as far as July 2032. Related party lease expense was $1.4 million for the years ended September 30, 2023 and 2022. As of September 30, 2023, the operating lease right-of-use assets and operating lease liabilities associated with related party leases was $5.4 million and $5.5 million, respectively.

Employee Loan

During the year ended September 30, 2023, Celtic Holdings CB, L.P. granted 596,632 Class A-2 Units (the “restricted units”) to an employee. In exchange for a promissory note, the Company paid the applicable income tax withholdings on behalf of the employee. The promissory note bears interest at an annual interest rate of 3.57%, and principal and interest are due upon the earliest of seven years from the grant date, termination of employment, or sale of Celtic Holdings CB, L.P. Pursuant to a pledge agreement executed simultaneously with the promissory note, the employee has pledged the restricted units as collateral. The promissory note is considered fully non-recourse for accounting purposes. Accordingly, the restricted units are recognized as stock compensation expense ratably over the two year vesting period. During the year ended September 30, 2023, $0.3 million of stock compensation expense was recognized related to the restricted units. The $0.7 million paid by the Company for the applicable income tax withholdings was recorded as a reduction to Additional paid-in capital.

13. Fair Value Measurements

The Company measures and reports its financial assets and liabilities on the basis of fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques for assets and liabilities measured using Level 3 inputs may include methodologies such as the market approach, the income approach or the cost approach, and may use unobservable inputs such as projections, estimates and management’s interpretation of current market data. These unobservable inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain.

A description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

The following table set forth the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2023.

			Significant Other	Significant
		Quoted	Observable	Unobservable
		Market Prices	Inputs	Inputs
(in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds	$40,000	$40,000	$—	$—
Interest rate cap agreements	8,753	—	8,753	—
Total	$48,753	$40,000	$8,753	$—
Liabilities
Contingent consideration obligations	$1,050	$—	$—	$1,050
Self-insurance reserves	13,236	—		13,236
Total	$14,286	$—	$—	$14,286

The following table set forth the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2022.

			Significant Other	Significant
		Quoted	Observable	Unobservable
		Market Prices	Inputs	Inputs
(in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Interest rate swap agreements	$7,236	$—	$7,236	$—
Liabilities
Contingent consideration obligations	$7,875	$—	$—	$7,875
Self-insurance reserves	36,941	—	—	36,941
Total	$44,816	$—	$—	$44,816

Money market funds. The Company’s money market funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets for identical instruments.

Interest rate swap and cap agreements. The Company’s interest rate swap and cap agreements are classified within level 2 of the fair value hierarchy. Based on the timing of the associated cash flows, the fair value of the agreements was recorded in Prepaid expenses and other current assets or Other assets in the Company’s consolidated balance sheets. The fair value of these agreements was determined based on pricing models and independent formulas using current assumptions that included terms, interest rates and forward curves, and the Company’s credit risk.

Contingent Consideration. In connection with the acquisition of NeuroInternational LP (“NeuroInternational”) in the year ended September 30, 2020, the acquisition of JEM Homecare Solutions, LLC (“JEM”) in the year ended September 30, 2021, the acquisition of Pediatric Partners in the year ended September 30, 2022, and the acquisition of Bright Light Behavioral and Developmental Services, LLC (“Bright Light”) in the year ended September 30, 2023, the Company recorded contingent consideration pertaining to the amounts potentially payable to the former owners upon the businesses meeting certain performance targets. The fair values of the Company’s contingent consideration obligations were based on a probability-weighted approach derived from the overall likelihood of meeting certain performance targets. The resultant probability-weighted earn-out payments are discounted using a discount rate based upon the weighted-average cost of capital. The fair value measurement are based on significant inputs not observable in the market, which represent Level 3 inputs within the fair value hierarchy. The valuation of contingent consideration uses assumptions the Company believes would be made by a market participant.

The Company assesses these estimates at each reporting period, and increases or decreases in the fair values of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of earn-out criteria, and changes in probability assumptions with respect to the likelihood of meeting the various earn-out criteria. Changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within General and administrative expense within the consolidated statements of operations. The contingent consideration obligation associated with the JEM acquisition and a portion of the contingent consideration obligation associated with the NeuroInternational acquisition were settled in the year ended September 30, 2022. The remaining contingent consideration obligation associated with the NeuroInternational acquisition was settled in the year ending September 30, 2023. The contingent consideration obligations associated with the Pediatric Partners and Bright Light acquisitions are expected to be settled during the years ending September 30, 2024 and 2025.

Self-insurance liabilities. In connection with the Merger, the Company recorded its self-insurance liabilities at fair value in accordance with ASC 805 which requires the assets and liabilities of the Company to be adjusted to their fair market value as of March 8, 2019. The fair values of the Company’s self-insurance liabilities were determined based on reports from independent third party actuaries which used claims data from the Company. The fair values include unpaid losses as well as provisions for the time value of money and a risk margin associated with the variability of exposure to claims. The fair value measurement was based on significant inputs not observable in the market, which represent Level 3 inputs within the fair value hierarchy. The Company re-assesses the fair values of these liabilities at each reporting period.

The following table presents a summary of changes in fair value of the Company’s Level 3 liabilities measured on a recurring basis for the years ended September 30, 2023 and 2022.

(in thousands)	Contingent Consideration	Self-insurance liabilities
Balance as of September 30, 2021	$5,962	$51,796
Acquisition date fair value of contingent consideration obligations recorded	1,520	—
Adjustments to fair value	2,003	(7,455)
Payments	(1,610)	(7,400)
Balance as of September 30, 2022	7,875	36,941
Acquisition date fair value of contingent consideration obligations recorded	200	—
Adjustments to fair value	(525)	(9,917)
Payments	(6,500)	(13,788)
Balance as of September 30, 2023	$1,050	$13,236

As of September 30, 2023, the Company had $0.2 million of short-term contingent consideration liabilities which were reflected in Other accrued liabilities and $0.9 million of long-term contingent consideration liabilities which were reflected in Other long-term liabilities. As of September 30, 2022, the Company had $6.4 million of short-term contingent consideration liabilities which were reflected in Other accrued liabilities and $1.5 million of long-term contingent consideration liabilities which were reflected in Other long-term liabilities.

As of September 30, 2023 and 2022, the Company had $13.2 million and $36.9 million of self-insurance liabilities, respectively, relating to claims that existed as of March 8, 2019 that were recorded at fair value, which were reflected in Accrued payroll and related costs, Other accrued liabilities and Other long-term liabilities on the Company’s consolidated balance sheets.

Items Measured at Fair Value on a Nonrecurring Basis. The Company’s intangible assets are measured at fair value on a nonrecurring basis using Level 3 inputs (see Note 6). There were no other items measured at fair value on a nonrecurring basis during the fiscal years ended September 30, 2023 and 2022.

At September 30, 2023 and 2022, the carrying values of cash, accounts receivable, accounts payable and variable rate debt approximated fair value.

14. Leases

The Company enters into noncancellable leases for office space, residential real estate and vehicles. The Company’s real estate and vehicle leases have original lease terms of up to 20 years and 5 years, respectively. Real estate leases may contain rent escalation clauses, various incentives including periods of free rent, tenant improvement allowances, and options to extend or terminate. Total rent expense for the years ended September 30, 2023 and 2022 was $150.1 million and $148.4 million, respectively.

The components of total lease costs were as follows (in thousands):

Year Ended
September 30, 2023
Operating lease cost	$142,267
Finance lease cost:	3,013
Amortization of right-of-use assets	1,824
Interest on lease liabilities	1,190
Variable lease cost	7,808
Total lease cost	$156,102

Supplemental cash flow information related to the Company’s lease activity was as follows (in thousands):

Year Ended
September 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for finance leases	$1,190
Operating cash flows for operating leases	$138,533
Financing cash flows for finance leases	$1,730

The following table summarizes the maturity of the Company’s lease liabilities as of September 30, 2023 (in thousands):

	Operating Leases	Finance Leases
2024	$136,502	$3,087
2025	113,904	2,756
2026	93,766	2,230
2027	75,652	2,081
2028	46,702	1,437
Thereafter	107,068	14,794
Total undiscounted payments	$573,594	$26,385
Less: imputed interest	(144,686)	(10,816)
Total lease liabilities	428,908	15,569
Less: current portion of lease liabilities	(100,751)	(1,679)
Lease liabilities, net of current portion	$328,157	$13,890

Future minimum lease payments for non-cancellable operating leases as of September 30, 2022 are as follows (in thousands):

2023	$133,391
2024	114,099
2025	93,835
2026	76,536
2027	76,534
Thereafter	161,983
$656,378

Future minimum lease payments under the capital leases as of September 30, 2022 are as follows (in thousands):

2023	$2,498
2024	1,958
2025	1,649
2026	1,100
2027	1,016
Thereafter	5,787
Total minimum lease payments	14,008
Less: Interest payments	(4,214)
$9,794

Weighted average remaining lease terms and weighted average incremental borrow rates are summarized as follows:

As of
September 30, 2023
Weighted average remaining lease term – operating leases	5.4 years
Weighted average remaining lease term – finance leases	11.2 years
Weighted average incremental borrowing rate – operating leases	9.2%
Weighted average incremental borrowing rate – finance leases	9.1%

On August 27, 2020, the Company entered into a sale-leaseback arrangement with a real estate investment fund that specializes in housing for individuals with behavioral health needs. Under the sale-leaseback arrangement, the Company sold 308 properties to the real estate investment fund for an aggregate sales price of $87.0 million. Concurrent with the sale of the properties, the Company leased back all of the properties for a lease term of seven years. The Company also entered into a similar arrangement in December 2021 for the sale of six properties for an aggregate sales price of $1.5 million. Concurrent with the sale of the properties, the Company leased back all of the properties for a lease term of five years.

The sale-leaseback transactions were initially accounted for under ASC 840-40-25-9 by derecognizing the cost and accumulated depreciation associated with the properties, recognizing any losses immediately, and deferring any gains over the respective lease term. During the year ended September 30, 2022, a net gain of $2.4 million was recognized within Loss on divestiture of property and equipment in the consolidated statements of operations.

In connection with the adoption of Topic 842 on October 1, 2022, for transactions that were previously accounted for as successful sale and operating leasebacks under ASC 840, the deferred gain should be recognized as a cumulative-effect adjustment to equity in transition. If the sale and operating leaseback was not at fair value and market terms, the amount by which the transaction was not at fair value and market terms should be recorded as a finance liability. This resulted in a $6.7 million cumulative-effect adjustment to equity and a $4.7 million finance liability.

As of September 30, 2023, a short-term finance liability of $0.9 million is recorded in Other accrued liabilities and a long-term finance liability of $3.0 million is recorded in Other long-term liabilities. As of September 30, 2022, a short-term deferred gain of $2.9 million is recorded in Other accrued liabilities and a long-term deferred gain of $11.1 million is recorded in Other long-term liabilities.

15. Reserves for Self-Insurance

The Company maintains insurance for professional and general liability, workers’ compensation liability, automobile liability and health insurance liabilities that includes self-insured retentions. The Company intends to maintain such coverage in the future and is of the opinion that its insurance coverage is adequate to cover potential losses on asserted claims.

The Company was self-insured for professional and general liability for $4.0 million per claim and $28.0 million in the aggregate for the years ended September 30, 2023 and 2022. For workers’ compensation, the Company has a $350 thousand per claim retention with statutory limits. For automobile liability, the Company has a $500 thousand per claim retention for the years ended September 30, 2023 and 2022, with additional insurance coverage above the retention. The Company purchases specific stop loss insurance as protection against extraordinary claims liability for health insurance claims. Stop loss insurance covers claims that exceed $0.4 million on a per member, per event basis for the year ending September 30, 2023 and $0.3 million on a per member, per event basis for the year ending September 30, 2023. Employment practices liability is fully self-insured.

16. Other Commitments and Contingencies

The Company is in the health and human services business and, therefore, has been and continues to be subject to numerous claims alleging that the Company, its employees or its independently contracted host-home caregivers (“Mentors”) failed to provide proper care for an individual served by the Company. The Company is also subject to claims by these individuals, its employees, its Mentors or community members against the Company for negligence, intentional misconduct or violation of applicable laws. Included in the Company’s recent claims are claims alleging personal injury, assault, abuse, wrongful death, violations of wage and hour laws and other charges. Regulatory agencies may initiate administrative proceedings alleging that the Company’s programs, employees or agents violate statutes and regulations and seek to impose monetary penalties on the Company. The Company could be required to incur significant costs to respond to regulatory investigations or defend against civil lawsuits and, if the Company does not prevail, the Company could be required to pay substantial amounts of money in damages, settlement amounts or penalties arising from these legal proceedings.

The Company is also subject to potential lawsuits under the False Claims Act and other federal and state whistleblower statutes designed to combat fraud and abuse in the health care industry. These lawsuits can involve significant monetary awards that may incentivize private plaintiffs to bring these suits. If the Company is found to have violated the False Claims Act, it could be excluded from participation in Medicaid and other federal healthcare programs which would have a material adverse effect on our business. The Patient Protection and Affordable Care Act provides a mandate for more vigorous and widespread enforcement activity to combat fraud and abuse in the health care industry.

The Company is also subject to employee-related claims under state and federal law, including claims for wage and hour violations under the Fair Labor Standards Act or state wage and hour laws, and claims for discrimination, wrongful discharge or retaliation. The Company continues to defend wage and hour class actions in the state court in California, including Johnson and Musselman v. National Mentor Healthcare; Williams v. National Mentor Healthcare; and Cortez v. Cornerstone Living Skills, Inc. The lawsuits generally allege various labor code violations related to meal period, rest period, wage statement, waiting time penalties, and other derivative matters. The Company has made preliminary steps to move forward with a single mediation process for each of the previously identified cases that would consolidate each of these cases into one procedural matter solely for purposes of mediation.

Recently, the Company was able to settle in principle three of the pending lawsuits: Ramirez v. California Mentor, and Hassan v. CareMeridian, which was consolidated for settlement purposes with Correa v. CareMeridian. Once the settlement agreements are finalized and signed, they will be submitted to California state court for review and approval. Two other California wage and hour cases were settled during the year ended September 30, 2023 for approximately $1.7 million in the aggregate, and the Company expects to pay out the settlement amount during the year ended September 30, 2024.

The Company’s policy is to accrue for all probable and estimable claims using information available at the time the financial statements are issued. Actual claims could settle in the future at materially different amounts due to the nature of litigation.

17. Income Taxes

For the years ended September 30, 2023 and 2022, the provision for (benefit from) income taxes consists of the following (in thousands):

	Year Ended	Year Ended
	September 30,	September 30,
(in thousands)	2023	2022
Current:
Federal	$—	$(2,367)
State	2,818	678
Total current tax provision (benefit)	2,818	(1,689)
Deferred:
Federal	7,766	(13,330)
State	453	(2,619)
Net deferred tax provision (benefit)	8,219	(15,949)
Income tax provision (benefit)	$11,037	$(17,638)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following as of September 30 (in thousands):

	2023	2022
Gross deferred tax assets:
Deferred compensation	$738	$441
Interest rate swap agreements	—	2,106
Accrued workers’ compensation	9,533	8,003
Net operating loss carryforwards	12,710	19,282
Allowance for bad debts	1,048	696
Sale-leaseback liability	1,032	3,861
Interest expense limitation carryforwards	68,234	25,810
Other accrued liabilities	21,905	21,797
Social Security employer tax deferrals under the CARES Act	—	6,563
Depreciation	230	—
Tax credits	2,909	6,536
Other	3,593	—
	121,932	95,095
Valuation allowance	(92,275)	(35,429)
Deferred tax assets	29,657	59,666
Deferred tax liabilities:
Depreciation	—	(9,391)
Prepaid insurance	(116)	—
Interest rate cap agreements	(1,235)	—
Amortization of goodwill and intangible assets	(68,373)	(76,260)
Net deferred tax liabilities	$(40,067)	$(25,985)

The Company regularly assesses its ability to realize its deferred tax assets. The Company is required to record a valuation allowance to reduce the deferred tax assets if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Assessing the realization of deferred tax assets requires management judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighted the evidence based on its objectivity.

The Company has incurred three consecutive years of losses for income tax purposes. In addition, the net deferred tax liability as of September 30, 2023, includes a deferred tax liability generated by tax amortization of intangibles that have an indefinite reversal period for GAAP purposes. This component of the net deferred tax liability cannot be considered a source of future taxable income available to benefit finite-lived deferred tax assets.

Given the above, the Company does not have sufficient income from other reversing taxable temporary differences to fully benefit its finite-lived deferred tax assets. Accordingly, the Company has recorded a valuation allowance against its state net operating loss carryforwards, interest expense carryforwards, and certain finite-lived deferred tax assets of $92.3 million and $35.4 million as of September 30, 2023 and 2022, respectively.

For federal purposes, the Company had $0.2 million of net operating loss carryforwards as of September 30, 2023. These net operating losses can be carried forward indefinitely, but annual utilization is limited to 80% of taxable income. For state purposes, the Company had $249.9 million of net operating loss carryforwards for fiscal 2023, which expire from 2023 through 2042.

The following is reconciliation between the statutory and effective income tax rates for the years ended September 30, 2023 and 2022 (in thousands):

	Year Ended	Year Ended
	September 30,	September 30,
	2023	2022
Federal income tax at statutory rate	21.0%	21.0%
State income taxes, net of federal taxes	(1.7)	0.9
Nondeductible compensation	—	(2.5)
Other nondeductible expenses	(1.3)	(1.2)
Tax credits	2.0	3.8
Valuation allowance	(27.7)	(10.3)
Other	0.6	(1.4)
Effective tax rate	(7.1)%	10.3%

Companies may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

There was no unrecognized tax benefit for the years ended September 30, 2023 and 2022. The Company does not expect any significant changes to unrecognized tax benefits within the next twelve months.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense which is consistent with the recognition of these items in prior reporting periods. No interest and penalties were accrued as of September 30, 2023 and 2022.

The Company files a federal consolidated return and files various state income tax returns and, generally, the Company is no longer subject to income tax examinations by the taxing authorities for years prior to September 30, 2018. The Company believes that it has appropriate support for the income tax positions taken and to be taken on the Company’s income tax returns. In addition, the Company believes its accruals for income tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of the tax laws as applied to the facts of each matter.

18. Revenue Recognition

The mix of revenue recognized during the years ended September 30, 2023 and 2022, by major source of funding was as follows (in thousands):

	Year Ended	Year Ended
	September 30, 2023	September 30, 2022
State and local government	$2,599,390	$2,317,030
Non-public	277,811	210,982
Individual	18,369	21,161
Total Net revenue	$2,895,570	$2,549,173

The Company provides services under four types of contractual arrangements with its payors:

●	Negotiated Contracts - for these contracts, services are priced pursuant to a “plan of care” for the individual that encompasses habilitation and therapies. Such contracts are not subject to retroactive adjustment or cost reimbursement requirements. However, there may be instances where rates are adjusted based upon a change in circumstances with a particular individual or in situations where additional services are needed. Subsequent adjustments to rates, if any, are recognized when approved by the payor. For the years ended September 30, 2023 and 2022, the Company recognized $756.2 million and $662.5 million, respectively, under these contracts.

●	Fixed Fee Contracts - for these contracts, payors set a standard rate or set of rates for a particular service usually dependent on the acuity of the individual being served. These rates are the same for all agencies providing the service. For these contract types, there is generally no cost report required. For the years ended September 30, 2023 and 2022, the Company recognized $1.8 billion and $1.6 billion, respectively, under these contracts.

●	Retrospective Reimbursement Contracts - for these contracts, a provisional rate is set for the year pending the filing of an annual cost report that may further adjust that rate. Cost reimbursement rules differ by jurisdiction and program type. Revenue under these contracts is limited to the allowable costs under the contract. To the extent revenue exceeds the allowable costs it is deferred and reimbursed to the payor after the closeout of the contract. For the years ended September 30, 2023 and 2022, the Company recognized $30.9 million and $26.3 million, respectively, under these contracts.

●	Prospective Payment Contracts - these contracts are cost reported in the same way as retrospective contracts, except the cost report for the annual period is used to set the rates in a future period. For these contracts, changes in rates are recognized in revenue prospectively. For the years ended September 30, 2023 and 2022, the Company recognized $281.3 million and $246.4 million, respectively, under these contracts.

All four contract types are subject to review by the third-party payors and may be subject to retroactive adjustment if in performing services the Company has not adhered to the terms of the contract, or did not document services as specified by the payor. Therefore, amounts due from third-party payors, primarily state and local government agencies and commercial health insurers, include variable consideration for retroactive revenue adjustments due to settlements of audits and reviews. The Company makes estimates for these revenue adjustments based on historical experience and success rates in the claim appeals and adjudication process. As of September 30, 2023 and 2022, liabilities to payors associated with retroactive revenue adjustments were $9.3 million and $13.3 million, respectively.

19. Stock-Based Compensation

2019 Unit Incentive Plan

In September 2019, Celtic Holdings CB, L.P., which owns all of the outstanding shares of Celtic Intermediate Corp, established the 2019 Unit Incentive Plan which authorizes 63,398,355 Class B Units (the “2019 Incentive Units”) and an unlimited number of Class A Units to be issued pursuant to Awards under this Plan. No award shall be granted after ten years from when the 2019 Unit Incentive Plan was established.

The 2019 Incentive Units are authorized to be issued to employees and members of the Board of Directors. For employee awards, one-third of the Incentive Units (the “Time-Vesting Incentive Units”) vest over time upon continued service to the Company: 20% of the units vest on the first anniversary of the grant, and 5% each calendar quarter thereafter. The employee Time-Vesting Incentive Units shall be fully vested on the fifth anniversary of the grant. For Board of Directors awards, 100% of the Incentive Units are Time-Vesting Incentive Units which vest over time upon continued service to the Company: 20% of the units vest on each of the first five anniversaries of the Merger.

The Time-Vesting Incentive Units will participate upon achievement of a realized internal rate of return of at least 8% on aggregate invested capital (“Minimum Return”). In the event of a change of control (as defined in the 2019 Unit Incentive Plan), all unvested Time-Vesting Incentive Units will become vested. In the event of death, the Time-Vesting Incentive Units that otherwise would vest during the 12 months following death, shall accelerate and vest on the date of death. Unvested units are forfeited upon termination, and if the participant is terminated for cause, all unvested and vested units are forfeited.

For employee awards, the remaining two-thirds of the Incentive Units (the “Exit-Vesting Incentive Units”) vest in the event of a change of control where the cash proceeds ensure a specified return on cumulative invested capital, and satisfy the Minimum Rate of Return of 8%.

●	25% of the Exit-Vesting Incentive Units vest upon a return equal to or greater than 1.5x cumulative invested capital.

●	25% of the Exit-Vesting Incentive Units vest upon a return equal to or greater than 2.0x cumulative invested capital.

●	25% of the Exit-Vesting Incentive Units vest upon a return equal to or greater than 2.5x cumulative invested capital.

●	25% of the Exit-Vesting Incentive Units vest upon a return equal to or greater than 3.0x cumulative invested capital.

Unvested units are forfeited upon termination, and if the participant is terminated for cause, all unvested and vested units are forfeited. If the participant is terminated without cause, the Company has the right to repurchase units that have been vested for at least six months for consideration equal to the fair market value of the units.

The grant-date fair value of the Incentive Units is determined using a Monte Carlo pricing model, which requires extensive use of accounting judgment and financial estimation, including the estimated timing of achieving the market condition associated with the Minimum Return. The Exit-Vesting Incentive Units include a performance condition contingent upon a change of control, which is not considered probable until the change of control occurs. As a result, there is no compensation expense recognized in the consolidated statement of operations for the Exit-Vesting Incentive Units until a change of control occurs. The Time-Vesting Incentive Units include a market condition associated with the Minimum Return. Compensation expense for the Time-Vesting Incentive Units is recognized using an accelerated attribution model over the graded vesting period based on the grant-date fair value.

The table below summarizes the 2019 Incentive Units activity during the year ended September 30, 2022.

		Weighted Average
	Number of	Grant-
	Incentive Units	Date Fair Value
Non-vested units at September 30, 2021	50,802,878	$0.49
Granted	—	—
Cancelled or forfeited	461,745	0.54
Vested	50,341,133	0.49
Non-vested units at September 30, 2022	—	—

The Recapitalization Transaction represented a change of control as defined in the 2019 Unit Incentive Plan. As a result, all unvested Time-Vesting Incentive Units became fully vested and the performance condition associated with the Exit-Vesting Units was achieved. During the year ended September 30, 2022, the Company recorded compensation expense of $4.0 million for the Time-Vesting Incentive Units and $16.5 million for the Exit-Vesting Incentive Units. The total fair value of Time-Vesting Incentive Units vested during the year ended September 30, 2022 was $8.1 million. As of September 30, 2023, there was no unrecognized compensation expense related to the Time-Vesting Incentive Units and the Exit-Vesting Incentive Units.

2022 Unit Incentive Plan

In September 2022, Celtic Holdings CB, L.P., which owns all of the outstanding shares of Celtic Intermediate Corp, established the 2022 Unit Incentive Plan (as amended in January 2023) which authorizes 43,571,574 Class B Units (the “2022 Incentive Units”) and an unlimited number of Class A Units to be issued pursuant to Awards under this Plan. The 2022 Incentive Units are comprised of 30% of Time-Vesting Incentive Units and 60% Exit-Vesting Incentive Units. The remaining 10% of the 2022 Incentive Units vest upon a Change of Control based on achievement of certain environmental, social, and governance (“ESG”) annual metrics (the “ESG Incentive Units”). The Time-Vesting Incentive Units vest over time upon continued service to the Company: 20% of the units vest on each of the first five anniversaries of the grant. The Exit-Vesting Incentive Units vest in the event of a change of control (as defined in the 2022 Unit Incentive Plan). The ESG Incentive Units vest upon a Change of Control based on the Company’s achievement of certain ESG metrics annually over a period of five fiscal years, beginning with the year ended September 30, 2023. In addition, the ESG Incentive Units will become fully vested upon a change of control where the cash proceeds ensure a return equal to or greater than 6.0x cumulative invested capital.

Unvested units are forfeited upon termination, and if the participant is terminated for cause, all unvested and vested units are forfeited. If the participant is terminated without cause, the Company has the right to repurchase units that have been vested for at least six months for consideration equal to the fair market value of the units.

The grant-date fair value of the Time-Vesting Incentive Units and the Exit-Vesting Incentive Units is determined using a Monte Carlo pricing model, which requires extensive use of accounting judgment and financial estimation, including the estimated timing of achieving the market condition associated with the Minimum Return. The Exit-Vesting Incentive Units include a performance condition contingent upon a change of control, which is not considered probable until a change of control occurs. As a result, there is no compensation expense recognized in the consolidated statement of operations for the Exit-Vesting Incentive Units until a change of control occurs. The Time-Vesting Incentive Units include a market condition associated with the Minimum Return. Compensation expense for the Time-Vesting Incentive Units is recognized using an accelerated attribution model over the graded vesting period based on the grant-date fair value.

The ESG Incentive Units include several performance conditions associated with certain ESG metrics as well as a performance condition contingent upon a change of control, which is not considered probable until a change of control occurs. The grant-date fair value associated with these units is determined using a Monte Carlo pricing model and a Black-Scholes option pricing model, however, no compensation expense is recognized in the consolidated statement of operations until a change of control occurs.

The fair value of each 2022 Incentive Unit granted was estimated on the grant date using a Monte Carlo pricing model or a Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	3.65%
Expected term	4.6 years
Expected volatility	59.49%
Expected dividend yield	—%

The table below summarizes the 2022 Incentive Units activity during the years ended September 30, 2023 and 2022.

		Weighted Average
	Number of	Grant-
	Incentive Units	Date Fair Value
Granted	30,253,298	$1.00
Cancelled or forfeited	—	—
Vested	—	—
Non-vested units at September 30, 2022	30,253,298	$1.00
Granted	20,156,049	1.11
Cancelled or forfeited	16,670,231	1.11
Vested	510,638	1.11
Non-vested units at September 30, 2023	33,228,478	$1.11

The Company recorded $4.6 million of compensation expense during the year ended September 30, 2023. The total fair value of units vested during the years ended September 30, 2023 was $0.6 million. As of September 30, 2023, there was $7.4 million of unrecognized compensation expense related to unvested Time-Vesting Incentive Units which is expected to be recognized over a weighted-average period of 4.3 years.

SUPPLEMENTAL CONSOLIDATING INFORMATION

National Mentor Holdings Inc. and Subsidiaries

Consolidating Balance Sheet

As of September 30, 2023
(Unaudited)

(Amounts in thousands)

	Adult Day Health	Children & Family Services	Community Support Services	Specialized Rehabilitation Services	Central Office	Elimination	Other	NMHI	Consolidated Totals

Assets
Current Assets:
Cash and cash equivalents	180	4	228	71	45,312	-	-	-	45,795
Restricted cash	-	-	792	-	-	-	-	-	792
Accounts receivable, net	9,657	22,844	176,659	104,290	87	-	-	-	313,537
Intercompany receivables	-	7,684	8,655	19,007	2,161,037	(2,196,579)	196	-	-
Prepaid expenses and other current assets	157	123	1,838	1,383	25,503	-	-	-	29,004

Total current assets	9,994	30,655	188,172	124,751	2,231,939	(2,196,579)	196	-	389,128

Property and equipment, net	8,410	5,722	97,067	37,867	21,934	(1,277)	-	-	169,723
Intangible assets, net	33,441	72,498	520,879	132,894	974	-	-	-	760,686
Goodwill	26,427	65,152	323,627	184,996	21,773	-	-	-	621,975
Operating lease right-of-use assets	17,237	19,633	216,918	158,511	2,765	-	-	-	415,064
Finance lease right-of-use assets	-	-	3,356	9,678	-	-	-	-	13,034
Restricted cash	-	-	-	-	50,000	-	-	-	50,000
Other assets	484	479	5,372	3,256	56,329	-	-	-	65,920
Investment in subsidiairies	-	-	32,670	75,516	221,745	(376,820)	-	46,889	-
Total assets	$95,993	$194,139	$1,388,061	$727,469	$2,607,459	$(2,574,676)	$196	$46,889	$2,485,530

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	1,044	830	15,764	8,057	34,692	-	-	-	60,387
Intercompany payables	86,032	213,458	1,392,742	530,748	(26,597)	(2,196,579)	196	-	-
Accrued payroll and related costs	1,304	2,373	31,445	8,765	81,887	-	-	-	125,774
Other accrued liabilities	244	2,709	51,740	8,787	41,147	(1,578)	-	-	103,049
Current operating lease liabilities	5,311	5,073	64,001	24,647	1,719	-	-	-	100,751
Current finance lease liabilities	-	-	1,365	314	-	-	-	-	1,679
Borrowings under revolving commitments	-	-	-	-	907	-	-	-	907
Current portion of long-term debt	-	-	-	-	34,429	-	-	-	34,429
Total current liabilities	93,935	224,443	1,557,057	581,318	168,184	(2,198,157)	196	-	426,976

Other long-term liabilities	14	83	1,412	1,091	126,967	(1,307)	-	-	128,260
Deferred tax liabilities, net	1,956	-	7,722	(9,181)	39,570	-	-	-	40,067
Operating lease liabilities, less current portion	12,515	16,420	157,831	140,755	636	-	-	-	328,157
Finance lease liabilities, less current portion	-	-	2,600	11,290	-	-	-	-	13,890
Long-term debt, less current portion	-	-	-	-	2,065,963	-	-	-	2,065,963

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	371,973	(371,973)	-	43,652	43,652
Accumulated gain on derivatives, net	-	-	-	-	3,239	(3,239)	-	3,237	3,237
Retained earnings (accumulated deficit)	(12,427)	(46,807)	(338,561)	2,196	(167,155)	-	-	-	(562,754)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(12,427)	(46,807)	(338,561)	2,196	208,057	(375,212)	-	46,889	(515,865)
Noncontrolling interests	-	-	-	-	(1,918)	-	-	-	(1,918)
Total stockholders’ equity (deficit)	(12,427)	(46,807)	(338,561)	2,196	206,139	(375,212)	-	46,889	(517,783)
Total liabilities and stockholders’ equity (deficit)	$95,993	$194,139	$1,388,061	$727,469	$2,607,459	$(2,574,676)	$196	$46,889	$2,485,530

See accompanying notes to the consolidated financial statements.

Community Support Services

Consolidating Balance Sheet

As of September 30, 2023
(Unaudited)

(Amounts in thousands)

	Alabama	Arizona	California	Colorado	Delaware	Florida	Georgia	Idaho	Illinois	Indiana

Assets
Current Assets:
Cash and cash equivalents	-	46	19	-	-	3	-	-	-	-
Restricted cash	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	212	12,461	20,454	319	1,819	33,865	2,819	1,252	2,043	7,404
Intercompany receivables	-	-	-	-	8,655	-	-	-	-	-
Prepaid expenses and other current assets	-	12	252	-	8	92	5	-	-	111

Total current assets	212	12,519	20,725	319	10,482	33,960	2,824	1,252	2,043	7,515

Property and equipment, net	162	4,502	7,484	13	344	20,754	870	758	429	3,642
Intangible assets, net	130	27,739	7,651	945	-	5,444	1,489	7,119	2,274	7,553
Goodwill	60	13,283	3,537	354	-	2,311	218	3,642	1,085	2,040
Operating lease right-of-use assets	226	15,485	23,814	81	2,079	13,559	1,753	2,529	2,883	7,336
Finance lease right-of-use assets	-	-	625	-	-	-	-	-	-	-
Restricted cash	-	-	-	-	-	-	-	-	-	-
Other assets	9	549	563	2	92	532	36	23	117	124
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-
Total assets	$799	$74,077	$64,399	$1,714	$12,997	$76,560	$7,190	$15,323	$8,831	$28,210

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	49	1,058	1,120	2	220	2,054	138	164	307	494
Intercompany payables	2,084	79,932	54,650	2,494	-	74,313	6,777	14,423	15,855	48,441
Accrued payroll and related costs	26	3,653	5,059	29	596	3,163	455	509	217	1,841
Other accrued liabilities	4	16,210	5,111	-	12	1,517	187	1,293	823	1,753
Current operating lease liabilities	83	5,979	7,511	22	872	2,006	539	709	1,379	2,216
Current finance lease liabilities	-	-	569	-	-	-	-	-	-	-
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-
Total current liabilities	2,246	106,832	74,020	2,547	1,700	83,053	8,096	17,098	18,581	54,745

Other long-term liabilities	-	-	(38)	-	-	(17)	(1)	-	-	-
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	146	9,933	17,066	60	1,215	12,083	1,253	1,836	1,571	5,312
Finance lease liabilities, less current portion	-	-	489	-	-	-	-	-	-	-
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	(1,593)	(42,688)	(27,138)	(893)	10,082	(18,559)	(2,158)	(3,611)	(11,321)	(31,847)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(1,593)	(42,688)	(27,138)	(893)	10,082	(18,559)	(2,158)	(3,611)	(11,321)	(31,847)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	(1,593)	(42,688)	(27,138)	(893)	10,082	(18,559)	(2,158)	(3,611)	(11,321)	(31,847)
Total liabilities and stockholders’ equity (deficit)	$799	$74,077	$64,399	$1,714	$12,997	$76,560	$7,190	$15,323	$8,831	$28,210

	Iowa	Kentucky	Louisiana	Massachusetts	Minnesota	Mississippi	Missouri	Montana	Nevada	New Jersey

Assets
Current Assets:
Cash and cash equivalents	-	3	123	-	-	-	1	-	-	-
Restricted cash	-	-	538	-	-	-	-	-	-	-
Accounts receivable, net	7,095	590	1,375	1,325	16,160	2,467	20,337	288	3,437	2,353
Intercompany receivables	-	-	-	-	-	-	-	-	-	-
Prepaid expenses and other current assets	23	11	-	55	267	-	85	-	229	93

Total current assets	7,118	604	2,036	1,380	16,427	2,467	20,423	288	3,666	2,446

Property and equipment, net	7,349	349	909	174	14,351	3,518	2,632	70	1,216	6,038
Intangible assets, net	-	7,683	5,193	2,558	27,908	529	5,381	1,015	2,909	7,949
Goodwill	-	3,728	1,521	1,087	15,338	228	2,257	262	1,663	4,320
Operating lease right-of-use assets	11,153	2,018	2,600	385	46,170	5,667	6,981	37	2,962	5,217
Finance lease right-of-use assets	175	-	490	-	847	-	284	-	-	-
Restricted cash	-	-	-	-	-	-	-	-	-	-
Other assets	232	57	87	21	1,096	103	181	4	84	222
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-
Total assets	$26,027	$14,439	$12,836	$5,605	$122,137	$12,512	$38,139	$1,676	$12,500	$26,192

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	1,018	189	521	34	1,287	447	141	5	82	410
Intercompany payables	12,000	32,471	10,886	5,281	41,934	15,243	34,537	2,233	10,757	19,760
Accrued payroll and related costs	1,443	305	182	109	1,775	489	2,074	78	482	1,063
Other accrued liabilities	1,352	306	545	477	54	126	65	-	1,143	311
Current operating lease liabilities	2,728	847	898	141	13,417	1,524	2,141	23	1,085	2,403
Current finance lease liabilities	43	-	117	-	198	-	72	-	-	-
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-
Total current liabilities	18,584	34,118	13,149	6,042	58,665	17,829	39,030	2,339	13,549	23,947

Other long-term liabilities	2	-	-	-	(23)	-	(21)	-	(2)	1,218
Deferred tax liabilities, net	-	-	-	-	7,722	-	-	-	-	-
Operating lease liabilities, less current portion	8,505	1,425	1,738	261	33,383	4,227	4,965	15	1,941	3,049
Finance lease liabilities, less current portion	137	-	385	-	665	-	219	-	-	-
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	(1,201)	(21,104)	(2,436)	(698)	21,725	(9,544)	(6,054)	(678)	(2,988)	(2,022)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(1,201)	(21,104)	(2,436)	(698)	21,725	(9,544)	(6,054)	(678)	(2,988)	(2,022)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	(1,201)	(21,104)	(2,436)	(698)	21,725	(9,544)	(6,054)	(678)	(2,988)	(2,022)
Total liabilities and stockholders’ equity (deficit)	$26,027	$14,439	$12,836	$5,605	$122,137	$12,512	$38,139	$1,676	$12,500	$26,192

	New Mexico	North Dakota	Ohio	Pennsylvania	South Carolina	Tennessee	Texas	Virginia	West Virginia	Wisconsin	Wyoming	Overhead	Consolidated Totals

Assets
Current Assets:
Cash and cash equivalents	-	-	-	-	-	33	-	-	-	-	-	-	228
Restricted cash	-	-	-	-	-	-	254	-	-	-	-	-	792
Accounts receivable, net	354	2,411	4,533	2,335	2,137	7,405	10,710	1,665	3,922	3,000	112	-	176,659
Intercompany receivables	-	-	-	-	-	-	-	-	-	-	-	-	8,655
Prepaid expenses and other current assets	(174)	26	392	149	11	18	86	28	79	(23)	-	3	1,838

Total current assets	180	2,437	4,925	2,484	2,148	7,456	11,050	1,693	4,001	2,977	112	3	188,172

Property and equipment, net	158	589	2,631	1,563	1,306	1,622	8,641	1,434	2,760	662	57	80	97,067
Intangible assets, net	996	-	1,723	9,909	1,204	34,970	63,678	25,393	5,524	-	899	255,114	520,879
Goodwill	580	-	-	4,580	414	19,048	33,545	10,516	1,912	-	232	195,866	323,627
Operating lease right-of-use assets	649	1,878	7,573	5,291	4,079	3,247	23,598	7,340	3,561	6,353	196	218	216,918
Finance lease right-of-use assets	-	-	88	-	-	-	166	439	242	-	-	-	3,356
Restricted cash	-	-	-	-	-	-	-	-	-	-	-	-	-
Other assets	9	36	129	125	76	61	374	169	77	178	4	-	5,372
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-	-	32,670	32,670
Total assets	$2,572	$4,940	$17,069	$23,952	$9,227	$66,404	$141,052	$46,984	$18,077	$10,170	$1,500	$483,951	$1,388,061

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	47	223	668	432	298	531	2,754	372	359	357	5	(22)	15,764
Intercompany payables	2,356	1,362	17,634	10,345	8,842	91,094	181,021	49,378	15,107	24,688	2,222	504,622	1,392,742
Accrued payroll and related costs	176	163	585	471	316	1,700	2,065	278	948	252	33	910	31,445
Other accrued liabilities	409	47	310	181	437	256	7,019	269	10,433	1,090	-	-	51,740
Current operating lease liabilities	194	501	2,420	1,382	880	844	6,189	1,858	904	2,238	26	42	64,001
Current finance lease liabilities	-	-	21	-	-	-	38	128	29	-	-	150	1,365
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-	-	-	-
Total current liabilities	3,182	2,296	21,638	12,811	10,773	94,425	199,086	52,283	27,780	28,625	2,286	505,702	1,557,057

Other long-term liabilities	-	5	4	(13)	-	-	(2)	185	(22)	-	-	137	1,412
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-	-	-	7,722
Operating lease liabilities, less current portion	465	1,406	5,290	3,989	3,250	2,443	18,228	5,602	2,661	4,158	174	181	157,831
Finance lease liabilities, less current portion	-	-	69	-	-	-	131	265	231	-	-	9	2,600
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	(1,075)	1,233	(9,932)	7,165	(4,796)	(30,464)	(76,391)	(11,351)	(12,573)	(22,613)	(960)	(22,078)	(338,561)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(1,075)	1,233	(9,932)	7,165	(4,796)	(30,464)	(76,391)	(11,351)	(12,573)	(22,613)	(960)	(22,078)	(338,561)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	(1,075)	1,233	(9,932)	7,165	(4,796)	(30,464)	(76,391)	(11,351)	(12,573)	(22,613)	(960)	(22,078)	(338,561)
Total liabilities and stockholders’ equity (deficit)	$2,572	$4,940	$17,069	$23,952	$9,227	$66,404	$141,052	$46,984	$18,077	$10,170	$1,500	$483,951	$1,388,061

See accompanying notes to the consolidated financial statements.

Children & Family Services

Consolidating Balance Sheet

As of September 30, 2023

(Unaudited)

(Amounts in thousands)

	Alabama	Connecticut	Georgia	Indiana	Kentucky	Maryland	Massachusetts	Minnesota	New Jersey	North Carolina	Ohio	Pennsylvania	South Carolina	Overhead	Consolidated Totals

Assets
Current Assets:
Cash and cash equivalents	-	-	4	-	-	-	-	-	-	-	-	-	-	-	4
Restricted cash	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	2,182	387	1,681	1,058	-	1,129	6,000	1,206	915	52	3,394	3,761	1,079	-	22,844
Intercompany receivables	3,118	-	-	-	-	2,958	-	-	1,608	-	-	-	-	-	7,684
Prepaid expenses and other current assets	12	-	12	-	-	17	22	-	11	-	28	11	7	3	123

Total current assets	5,312	387	1,697	1,058	-	4,104	6,022	1,206	2,534	52	3,422	3,772	1,086	3	30,655

Property and equipment, net	106	33	127	52	2	97	785	3,065	547	92	181	409	184	42	5,722
Intangible assets, net	-	-	940	-	-	-	18,893	-	-	-	-	495	627	51,543	72,498
Goodwill	-	-	-	-	-	-	17,463	-	-	-	-	-	-	47,689	65,152
Operating lease right-of-use assets	260	88	844	193	-	1,606	6,482	6,717	1,667	186	377	650	563	-	19,633
Finance lease right-of-use assets	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Restricted cash	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other assets	5	5	13	5	2	41	231	75	29	5	7	47	16	(2)	479
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total assets	$5,683	$513	$3,621	$1,308	$4	$5,848	$49,876	$11,063	$4,777	$335	$3,987	$5,373	$2,476	$99,275	$194,139

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	40	8	45	9	1	28	158	239	91	2	23	83	57	46	830
Intercompany payables	-	1,654	7,162	2,134	1,950	-	76,229	12,145	-	919	1,880	5,227	2,462	101,696	213,458
Accrued payroll and related costs	62	36	212	167	-	116	717	28	94	8	152	247	142	392	2,373
Other accrued liabilities	-	6	138	4	-	309	1,465	(7)	74	-	31	180	509	-	2,709
Current operating lease liabilities	123	37	206	93	51	436	2,220	889	376	46	184	216	196	-	5,073
Current finance lease liabilities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total current liabilities	225	1,741	7,763	2,407	2,002	889	80,789	13,294	635	975	2,270	5,953	3,366	102,134	224,443

Other long-term liabilities	(7)	-	60	-	-	-	(12)	-	(19)	-	-	-	40	21	83
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	139	52	660	140	36	1,293	5,642	5,999	1,311	141	198	421	388	-	16,420
Finance lease liabilities, less current portion	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Stockholders' Equity (Deficit)
National Mentor Holdings, Inc. stockholders' equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	5,326	(1,280)	(4,862)	(1,239)	(2,034)	3,666	(36,543)	(8,230)	2,850	(781)	1,519	(1,001)	(1,318)	(2,880)	(46,807)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	5,326	(1,280)	(4,862)	(1,239)	(2,034)	3,666	(36,543)	(8,230)	2,850	(781)	1,519	(1,001)	(1,318)	(2,880)	(46,807)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total stockholders' equity (deficit)	5,326	(1,280)	(4,862)	(1,239)	(2,034)	3,666	(36,543)	(8,230)	2,850	(781)	1,519	(1,001)	(1,318)	(2,880)	(46,807)
Total liabilities and stockholders' equity (deficit)	$5,683	$513	$3,621	$1,308	$4	$5,848	$49,876	$11,063	$4,777	$335	$3,987	$5,373	$2,476	$99,275	$194,139

See accompanying notes to the consolidated financial statements.

Specialized Rehabilitation Services

Consolidating Balance Sheet

As of September 30, 2023
(Unaudited)

(Amounts in thousands)

	Arizona	Arkansas	California	Colorado	Florida	Georgia	Illinois	Iowa	Kansas	Kentucky

Assets
Current Assets:
Cash and cash equivalents	1	3	11	282	33	1	4	-	-	1
Restricted cash	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	17	2,685	12,367	859	20,052	1,510	12,763	766	4	2,792
Intercompany receivables	-	-	-	-	-	3,115	8,154	3,474	-	-
Prepaid expenses and other current assets	1	-	132	-	145	-	13	4	-	3

Total current assets	19	2,688	12,510	1,141	20,230	4,626	20,934	4,244	4	2,796

Property and equipment, net	49	1,363	2,321	532	4,814	137	6,398	355	4	2,068
Intangible assets, net	-	-	-	-	13,516	-	-	-	-	-
Goodwill	-	-	-	-	26,186	-	-	-	-	-
Operating lease right-of-use assets	176	4,351	29,533	3,281	12,476	1,278	8,671	1,111	-	4,801
Finance lease right-of-use assets	-	-	-	-	37	-	161	-	-	-
Restricted cash	-	-	-	-	-	-	-	-	-	-
Other assets	10	-	330	78	278	5	144	27	-	113
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-
Total assets	$254	$8,402	$44,694	$5,032	$77,537	$6,046	$36,308	$5,737	$8	$9,778

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	9	63	1,604	121	1,457	56	478	38	-	379
Intercompany payables	4,461	3,296	15,983	11,939	37,329	-	-	-	945	17,378
Accrued payroll and related costs	16	65	1,008	121	1,092	45	214	15	-	157
Other accrued liabilities	-	223	357	82	2,183	21	926	44	-	102
Current operating lease liabilities	102	549	4,083	856	2,089	170	1,562	281	-	1,372
Current finance lease liabilities	-	-	-	-	9	-	37	-	-	-
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-
Total current liabilities	4,588	4,196	23,035	13,119	44,159	292	3,217	378	945	19,388

Other long-term liabilities	-	-	(85)	168	33	-	(1)	-	-	(5)
Deferred tax liabilities, net	-	-	-	-	(6,120)	-	-	-	-	-
Operating lease liabilities, less current portion	74	3,801	26,993	2,953	11,031	1,109	7,319	879	-	3,779
Finance lease liabilities, less current portion	-	-	-	-	29	-	127	-	-	-
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	(4,408)	405	(5,249)	(11,208)	28,405	4,645	25,646	4,480	(937)	(13,384)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(4,408)	405	(5,249)	(11,208)	28,405	4,645	25,646	4,480	(937)	(13,384)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	(4,408)	405	(5,249)	(11,208)	28,405	4,645	25,646	4,480	(937)	(13,384)
Total liabilities and stockholders’ equity (deficit)	$254	$8,402	$44,694	$5,032	$77,537	$6,046	$36,308	$5,737	$8	$9,778

	Louisiana	Maine	Maryland	Massachusetts	Michigan	Nevada	New Hampshire	New Jersey	North Carolina	Ohio

Assets
Current Assets:
Cash and cash equivalents	-	1	-	-	21	3	-	2	-	1
Restricted cash	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	240	1,818	1,995	2,512	15,795	1,599	2,925	4,875	1,089	454
Intercompany receivables	-	-	-	-	-	-	-	-	2,831	-
Prepaid expenses and other current assets	-	16	34	112	535	27	6	28	3	-

Total current assets	240	1,835	2,029	2,624	16,351	1,629	2,931	4,905	3,923	455

Property and equipment, net	135	703	934	2,491	3,315	1,889	3,038	1,649	264	195
Intangible assets, net	-	-	-	-	4,648	-	-	-	-	-
Goodwill	-	-	-	-	288	-	-	-	-	-
Operating lease right-of-use assets	165	1,667	1,892	4,223	19,603	4,623	4,020	4,621	179	610
Finance lease right-of-use assets	-	-	-	-	39	9,161	-	-	-	-
Restricted cash	-	-	-	-	-	-	-	-	-	-
Other assets	3	34	38	131	1,285	119	44	103	6	13
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-
Total assets	$543	$4,239	$4,893	$9,469	$45,529	$17,421	$10,033	$11,278	$4,372	$1,273

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	18	175	67	234	989	442	159	332	39	29
Intercompany payables	143	3,012	5,469	7,826	2,119	18,517	7,528	-	-	2,242
Accrued payroll and related costs	10	114	142	309	535	353	144	254	37	17
Other accrued liabilities	22	101	832	536	791	264	123	204	138	25
Current operating lease liabilities	92	416	463	1,210	3,507	696	297	1,220	65	129
Current finance lease liabilities	-	-	-	-	9	195	-	-	-	-
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-
Total current liabilities	285	3,818	6,973	10,115	7,950	20,467	8,251	2,010	279	2,442

Other long-term liabilities	-	(15)	-	72	-	-	-	39	-	-
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	78	1,263	1,444	3,117	16,485	4,003	3,765	3,557	115	524
Finance lease liabilities, less current portion	-	-	-	-	31	10,881	-	-	-	-
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	180	(827)	(3,524)	(3,835)	21,063	(17,930)	(1,983)	5,672	3,978	(1,693)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	180	(827)	(3,524)	(3,835)	21,063	(17,930)	(1,983)	5,672	3,978	(1,693)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	180	(827)	(3,524)	(3,835)	21,063	(17,930)	(1,983)	5,672	3,978	(1,693)
Total liabilities and stockholders’ equity (deficit)	$543	$4,239	$4,893	$9,469	$45,529	$17,421	$10,033	$11,278	$4,372	$1,273

	Pennsylvania	Rhode Island	Tennessee	Texas	Utah	Virginia	Pediatric H&C	Overhead	Consolidated Totals

Assets
Current Assets:
Cash and cash equivalents	1	1	1	(398)	1	-	101	-	71
Restricted cash	-	-	-	-	-	-	-	-	-
Accounts receivable, net	1,896	245	95	6,670	2,536	1,956	4,486	(711)	104,290
Intercompany receivables	-	1,305	128	-	-	-	-	-	19,007
Prepaid expenses and other current assets	44	6	-	260	1	-	-	13	1,383

Total current assets	1,941	1,557	224	6,532	2,538	1,956	4,587	(698)	124,751

Property and equipment, net	536	302	113	1,989	967	638	384	284	37,867
Intangible assets, net	4,448	-	-	-	-	-	18,707	91,575	132,894
Goodwill	3,855	-	-	-	-	-	17,730	136,937	184,996
Operating lease right-of-use assets	1,911	614	171	31,652	9,395	2,001	5,377	109	158,511
Finance lease right-of-use assets	38	-	-	170	-	72	-	-	9,678
Restricted cash	-	-	-	-	-	-	-	-	-
Other assets	38	3	4	230	108	13	53	46	3,256
Investment in subsidiairies	-	-	-	-	-	-	-	75,516	75,516
Total assets	$12,767	$2,476	$512	$40,573	$13,008	$4,680	$46,838	$303,769	$727,469

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	126	46	4	303	278	60	93	458	8,057
Intercompany payables	17,244	-	-	9,107	6,515	3,933	44,453	311,309	530,748
Accrued payroll and related costs	62	18	9	470	247	86	285	2,940	8,765
Other accrued liabilities	-	97	4	395	130	330	386	471	8,787
Current operating lease liabilities	403	109	39	3,008	1,009	282	544	94	24,647
Current finance lease liabilities	10	-	-	38	-	16	-	-	314
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-
Total current liabilities	17,845	270	56	13,321	8,179	4,707	45,761	315,272	581,318

Other long-term liabilities	-	-	-	63	-	-	750	72	1,091
Deferred tax liabilities, net	-	-	-	(3,061)	-	-	-	-	(9,181)
Operating lease liabilities, less current portion	1,548	414	135	30,864	8,816	1,728	4,944	17	140,755
Finance lease liabilities, less current portion	30	-	-	135	-	57	-	-	11,290
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	(6,656)	1,792	321	(749)	(3,987)	(1,812)	(4,617)	(11,592)	2,196
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(6,656)	1,792	321	(749)	(3,987)	(1,812)	(4,617)	(11,592)	2,196
Noncontrolling interests	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	(6,656)	1,792	321	(749)	(3,987)	(1,812)	(4,617)	(11,592)	2,196
Total liabilities and stockholders’ equity (deficit)	$12,767	$2,476	$512	$40,573	$13,008	$4,680	$46,838	$303,769	$727,469

See accompanying notes to the consolidated financial statements.

Community Support Services - California

Consolidating Balance Sheet

As of September 30, 2023
(Unaudited)

(Amounts in thousands)

	CA MENTOR	California Mentor Family Home Agency, LLC	IFCS dba California Mentor	Horrigan Cole Enterprises, Inc.	First Step Independent Living, Inc.	Unlimited Quest, Inc.	Loyds Liberty Homes, Inc.	Cornerstone Living Skills, Inc.	SAR, PC	REM California	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	5	3	-	5	1	1	1	-	-	3	19
Restricted cash	-	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	4,294	3,264	2,803	4,958	467	479	1,508	147	-	2,534	20,454
Intercompany receivables	-	-	-	-	-	-	-	-	-	-	-
Prepaid expenses and other current assets	39	4	3	16	13	5	171	1	-	-	252

Total current assets	4,338	3,271	2,806	4,979	481	485	1,680	148	-	2,537	20,725

Property and equipment, net	1,507	338	585	1,999	307	228	1,161	-	18	1,341	7,484
Intangible assets, net	-	-	-	-	-	-	-	-	-	7,651	7,651
Goodwill	-	-	-	-	-	-	-	-	-	3,537	3,537
Operating lease right-of-use assets	5,862	1,241	830	7,565	1,047	1,921	1,244	-	-	4,104	23,814
Finance lease right-of-use assets	620	-	-	-	-	-	-	-	-	5	625
Restricted cash	-	-	-	-	-	-	-	-	-	-	-
Other assets	177	36	21	148	11	27	7	2	-	134	563
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-	-
Total assets	$12,504	$4,886	$4,242	$14,691	$1,846	$2,661	$4,092	$150	$18	$19,309	$64,399

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	484	106	23	144	21	13	65	1	6	257	1,120
Intercompany payables	23,885	(7,564)	1,622	(330)	135	1,576	7,006	2,119	223	25,978	54,650
Accrued payroll and related costs	2,083	419	241	881	129	110	358	-	109	729	5,059
Other accrued liabilities	301	19	4,068	118	1	-	527	14	1	62	5,111
Current operating lease liabilities	1,694	522	275	2,358	460	480	556	-	-	1,166	7,511
Current finance lease liabilities	563	-	-	-	-	-	-	-	-	6	569
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-	-
Total current liabilities	29,010	(6,498)	6,229	3,171	746	2,179	8,512	2,134	339	28,198	74,020

Other long-term liabilities	25	(10)	-	(42)	-	-	(3)	-	(2)	(6)	(38)
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	4,296	783	572	5,544	689	1,503	706	-	-	2,973	17,066
Finance lease liabilities, less current portion	489	-	-	-	-	-	-	-	-	-	489
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	(21,316)	10,611	(2,559)	6,018	411	(1,021)	(5,123)	(1,984)	(319)	(11,856)	(27,138)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(21,316)	10,611	(2,559)	6,018	411	(1,021)	(5,123)	(1,984)	(319)	(11,856)	(27,138)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-
Total stockholders’ equity (deficit)	(21,316)	10,611	(2,559)	6,018	411	(1,021)	(5,123)	(1,984)	(319)	(11,856)	(27,138)
Total liabilities and stockholders’ equity (deficit)	$12,504	$4,886	$4,242	$14,691	$1,846	$2,661	$4,092	$150	$18	$19,309	$64,399

See accompanying notes to the consolidated financial statements.

Community Support Services - Arizona

Consolidating Balance Sheet

As of September 30, 2023

(Unaudited)

(Amounts in thousands)

	AZ MENTOR	Spectrum Home Healthcare, LLC	AZ Healthcare	AZ Tungland	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	-	-	42	4	46
Restricted cash	-	-	-	-	-
Accounts receivable, net	6,542	1,114	640	4,165	12,461
Intercompany receivables	-	-	-	-	-
Prepaid expenses and other current assets	10	-	-	2	12

Total current assets	6,552	1,114	682	4,171	12,519

Property and equipment, net	2,592	88	575	1,247	4,502
Intangible assets, net	670	2,849	4,637	19,583	27,739
Goodwill	-	1,034	840	11,409	13,283
Operating lease right-of-use assets	8,702	434	1,530	4,819	15,485
Finance lease right-of-use assets	-	-	-	-	-
Restricted cash	-	-	-	-	-
Other assets	252	19	51	227	549
Investment in subsidiairies	-	-	-	-	-
Total assets	$18,768	$5,538	$8,315	$41,456	$74,077

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	472	197	105	284	1,058
Intercompany payables	23,911	10,974	7,927	37,120	79,932
Accrued payroll and related costs	2,075	105	245	1,228	3,653
Other accrued liabilities	9,043	656	1,632	4,879	16,210
Current operating lease liabilities	3,003	164	457	2,355	5,979
Current finance lease liabilities	-	-	-	-	-
Borrowings under revolving commitments	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-
Total current liabilities	38,504	12,096	10,366	45,866	106,832

Other long-term liabilities	-	-	-	-	-
Deferred tax liabilities, net	-	-	-	-	-
Operating lease liabilities, less current portion	6,023	272	1,121	2,517	9,933
Finance lease liabilities, less current portion	-	-	-	-	-
Long-term debt, less current portion	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-
Retained earnings (accumulated deficit)	(25,759)	(6,830)	(3,172)	(6,927)	(42,688)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(25,759)	(6,830)	(3,172)	(6,927)	(42,688)
Noncontrolling interests	-	-	-	-	-
Total stockholders’ equity (deficit)	(25,759)	(6,830)	(3,172)	(6,927)	(42,688)
Total liabilities and stockholders’ equity (deficit)	$18,768	$5,538	$8,315	$41,456	$74,077

See accompanying notes to the consolidated financial statements.

Community Support Services - New Jersey

Consolidating Balance Sheet

As of September 30, 2023
(Unaudited)

(Amounts in thousands)

	New Jersey MENTOR - IDD	REM New Jersey, Inc.	REM New Jersey Properties, Inc	D&S New Jersey	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	-	-	-	-	-
Restricted cash	-	-	-	-	-
Accounts receivable, net	231	1,535	-	587	2,353
Intercompany receivables	-	-	-	-	-
Prepaid expenses and other current assets	-	70	-	23	93

Total current assets	231	1,605	-	610	2,446

Property and equipment, net	4	3,535	1,916	583	6,038
Intangible assets, net	-	-	-	7,949	7,949
Goodwill	-	-	-	4,320	4,320
Operating lease right-of-use assets	57	3,562	-	1,598	5,217
Finance lease right-of-use assets	-	-	-	-	-
Restricted cash	-	-	-	-	-
Other assets	-	181	-	41	222
Investment in subsidiairies	-	-	-	-	-
Total assets	$292	$8,883	$1,916	$15,101	$26,192

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	10	353	-	47	410
Intercompany payables	(5,386)	7,195	609	17,342	19,760
Accrued payroll and related costs	50	722	-	291	1,063
Other accrued liabilities	32	151	-	128	311
Current operating lease liabilities	27	1,687	-	689	2,403
Current finance lease liabilities	-	-	-	-	-
Borrowings under revolving commitments	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-
Total current liabilities	(5,267)	10,108	609	18,497	23,947

Other long-term liabilities	-	(89)	1,307	-	1,218
Deferred tax liabilities, net	-	-	-	-	-
Operating lease liabilities, less current portion	32	1,914	-	1,103	3,049
Finance lease liabilities, less current portion	-	-	-	-	-
Long-term debt, less current portion	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-

Stockholders’ Equity (Deficit)
National Mentor Holdings, Inc. stockholders’ equity (deficit)
Common stock	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-
Retained earnings (accumulated deficit)	5,527	(3,050)	-	(4,499)	(2,022)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	5,527	(3,050)	-	(4,499)	(2,022)
Noncontrolling interests	-	-	-	-	-
Total stockholders’ equity (deficit)	5,527	(3,050)	-	(4,499)	(2,022)
Total liabilities and stockholders’ equity (deficit)	$292	$8,883	$1,916	$15,101	$26,192

See accompanying notes to the consolidated financial statements.

Community Support Services - Missouri

Consolidating Balance Sheet
As of September 30, 2023
(Unaudited)
(Amounts in thousands)

	Missouri Mentor	REM Missouri	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	-	1	1
Restricted cash	-	-	-
Accounts receivable, net	42	20,295	20,337
Intercompany receivables	-	-	-
Prepaid expenses and other current assets	-	85	85

Total current assets	42	20,381	20,423

Property and equipment, net	6	2,626	2,632
Intangible assets, net	-	5,381	5,381
Goodwill	-	2,257	2,257
Operating lease right-of-use assets	-	6,981	6,981
Finance lease right-of-use assets	-	284	284
Restricted cash	-	-	-
Other assets	-	181	181
Investment in subsidiairies	-	-	-
Total assets	$48	$38,091	$38,139

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	-	141	141
Intercompany payables	141	34,396	34,537
Accrued payroll and related costs	13	2,061	2,074
Other accrued liabilities	-	65	65
Current operating lease liabilities	-	2,141	2,141
Current finance lease liabilities	-	72	72
Borrowings under revolving commitments	-	-	-
Current portion of long-term debt	-	-	-
Total current liabilities	154	38,876	39,030

Other long-term liabilities	-	(21)	(21)
Deferred tax liabilities, net	-	-	-
Operating lease liabilities, less current portion	-	4,965	4,965
Finance lease liabilities, less current portion	-	219	219
Long-term debt, less current portion	-	-	-

Other commitments and contingencies (Note 16)	-	-	-

Stockholders' Equity (Deficit)
National Mentor Holdings, Inc. stockholders' equity (deficit)
Common stock	-	-	-
Additional paid-in capital	-	-	-
Accumulated gain on derivatives, net	-	-	-
Retained earnings (accumulated deficit)	(106)	(5,948)	(6,054)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(106)	(5,948)	(6,054)
Noncontrolling interests	-	-	-
Total stockholders' equity (deficit)	(106)	(5,948)	(6,054)
Total liabilities and stockholders' equity (deficit)	$48	$38,091	$38,139

See accompanying notes to the consolidated financial statements.

Community Support Services - West Virginia

Consolidating Balance Sheet
As of September 30, 2023
(Unaudited)
(Amounts in thousands)

	REM Community Options, Inc	REM West Virginia, Inc	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	-	-	-
Restricted cash	-	-	-
Accounts receivable, net	2,525	1,397	3,922
Intercompany receivables	-	-	-
Prepaid expenses and other current assets	45	34	79

Total current assets	2,570	1,431	4,001

Property and equipment, net	742	2,018	2,760
Intangible assets, net	-	5,524	5,524
Goodwill	-	1,912	1,912
Operating lease right-of-use assets	1,707	1,854	3,561
Finance lease right-of-use assets	-	242	242
Restricted cash	-	-	-
Other assets	11	66	77
Investment in subsidiairies	-	-	-
Total assets	$5,030	$13,047	$18,077

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	143	216	359
Intercompany payables	457	14,650	15,107
Accrued payroll and related costs	684	264	948
Other accrued liabilities	10,433	-	10,433
Current operating lease liabilities	444	460	904
Current finance lease liabilities	-	29	29
Borrowings under revolving commitments	-	-	-
Current portion of long-term debt	-	-	-
Total current liabilities	12,161	15,619	27,780

Other long-term liabilities	(22)	-	(22)
Deferred tax liabilities, net	-	-	-
Operating lease liabilities, less current portion	1,246	1,415	2,661
Finance lease liabilities, less current portion	-	231	231
Long-term debt, less current portion	-	-	-

Other commitments and contingencies (Note 16)	-	-	-

Stockholders' Equity (Deficit)
National Mentor Holdings, Inc. stockholders' equity (deficit)
Common stock	-	-	-
Additional paid-in capital	-	-	-
Accumulated gain on derivatives, net	-	-	-
Retained earnings (accumulated deficit)	(8,355)	(4,218)	(12,573)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(8,355)	(4,218)	(12,573)
Noncontrolling interests	-	-	-
Total stockholders' equity (deficit)	(8,355)	(4,218)	(12,573)
Total liabilities and stockholders' equity (deficit)	$5,030	$13,047	$18,077

See accompanying notes to the consolidated financial statements.

Community Support Services - Indiana

Consolidating Balance Sheet
As of September 30, 2023
(Unaudited)
(Amounts in thousands)

	IN Supported Living	IN MENTOR Waiver Services	REM Indiana, Inc	REM Occazio, LLC	REM Indiana Community Services, Inc	Transitional Services, LLC	Bridges of Indiana, Inc.	Consolidated Totals

Assets
Current Assets:
Cash and cash equivalents	-	-	-	-	-	-	-	-
Restricted cash	-	-	-	-	-	-	-	-
Accounts receivable, net	2,109	666	1,139	544	970	428	1,548	7,404
Intercompany receivables	-	-	-	-	-	-	-	-
Prepaid expenses and other current assets	-	-	44	-	36	-	31	111

Total current assets	2,109	666	1,183	544	1,006	428	1,579	7,515

Property and equipment, net	816	57	1,459	577	306	219	208	3,642
Intangible assets, net	-	-	-	-	1,129	-	6,424	7,553
Goodwill	-	-	-	-	384	-	1,656	2,040
Operating lease right-of-use assets	1,801	-	2,076	1,817	444	747	451	7,336
Finance lease right-of-use assets	-	-	-	-	-	-	-	-
Restricted cash	-	-	-	-	-	-	-	-
Other assets	29	-	49	-	15	13	18	124
Investment in subsidiairies	-	-	-	-	-	-	-	-
Total assets	$4,755	$723	$4,767	$2,938	$3,284	$1,407	$10,336	$28,210

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	117	4	214	103	9	29	18	494
Intercompany payables	1,773	3,294	14,426	2,828	7,153	5,680	13,287	48,441
Accrued payroll and related costs	568	154	350	127	231	97	314	1,841
Other accrued liabilities	13	121	347	180	1	77	1,014	1,753
Current operating lease liabilities	684	-	541	503	123	235	130	2,216
Current finance lease liabilities	-	-	-	-	-	-	-	-
Borrowings under revolving commitments	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-
Total current liabilities	3,155	3,573	15,878	3,741	7,517	6,118	14,763	54,745

Other long-term liabilities	-	-	-	-	-	-	-	-
Deferred tax liabilities, net	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	1,168	-	1,570	1,335	391	520	328	5,312
Finance lease liabilities, less current portion	-	-	-	-	-	-	-	-
Long-term debt, less current portion	-	-	-	-	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-

Stockholders' Equity (Deficit)
National Mentor Holdings, Inc. stockholders' equity (deficit)
Common stock	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-	-	-	-	-
Retained earnings (accumulated deficit)	432	(2,850)	(12,681)	(2,138)	(4,624)	(5,231)	(4,755)	(31,847)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	432	(2,850)	(12,681)	(2,138)	(4,624)	(5,231)	(4,755)	(31,847)
Noncontrolling interests	-	-	-	-	-	-	-	-
Total stockholders' equity (deficit)	432	(2,850)	(12,681)	(2,138)	(4,624)	(5,231)	(4,755)	(31,847)
Total liabilities and stockholders' equity (deficit)	$4,755	$723	$4,767	$2,938	$3,284	$1,407	$10,336	$28,210

See accompanying notes to the consolidated financial statements.

Community Support Services - Iowa

Consolidating Balance Sheet

As of September 30, 2023

(Unaudited)

(Amounts in thousands)

	REM Iowa, Inc	REM Developmental Services, Inc	REM Iowa Community Services, Inc	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	-	-	-	-
Restricted cash	-	-	-	-
Accounts receivable, net	1,438	315	5,342	7,095
Intercompany receivables	-	-	-	-
Prepaid expenses and other current assets	7	11	5	23

Total current assets	1,445	326	5,347	7,118

Property and equipment, net	2,590	1,823	2,936	7,349
Intangible assets, net	-	-	-	-
Goodwill	-	-	-	-
Operating lease right-of-use assets	2,589	2,081	6,483	11,153
Finance lease right-of-use assets	-	37	138	175
Restricted cash	-	-	-	-
Other assets	43	12	177	232
Investment in subsidiairies	-	-	-	-
Total assets	$6,667	$4,279	$15,081	$26,027

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	434	78	506	1,018
Intercompany payables	10,612	3,447	(2,059)	12,000
Accrued payroll and related costs	357	93	993	1,443
Other accrued liabilities	67	106	1,179	1,352
Current operating lease liabilities	321	379	2,028	2,728
Current finance lease liabilities	-	9	34	43
Borrowings under revolving commitments	-	-	-	-
Current portion of long-term debt	-	-	-	-
Total current liabilities	11,791	4,112	2,681	18,584

Other long-term liabilities	2	-	-	2
Deferred tax liabilities, net	-	-	-	-
Operating lease liabilities, less current portion	2,289	1,732	4,484	8,505
Finance lease liabilities, less current portion	-	29	108	137
Long-term debt, less current portion	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-

Stockholders' Equity (Deficit)
National Mentor Holdings, Inc. stockholders' equity (deficit)
Common stock	-	-	-	-
Additional paid-in capital	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-
Retained earnings (accumulated deficit)	(7,415)	(1,594)	7,808	(1,201)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(7,415)	(1,594)	7,808	(1,201)
Noncontrolling interests	-	-	-	-
Total stockholders' equity (deficit)	(7,415)	(1,594)	7,808	(1,201)
Total liabilities and stockholders' equity (deficit)	$6,667	$4,279	$15,081	$26,027

See accompanying notes to the consolidated financial statements.

Community Support Services - New Mexico

Consolidating Balance Sheet

As of September 30, 2023

(Unaudited)

(Amounts in thousands)

	New Mexico- IDD-REM	New Mexico- IDD-Compass	New Mexico- IDD-Creative	Consolidated Totals
Assets
Current Assets:
Cash and cash equivalents	-	-	-	-
Restricted cash	-	-	-	-
Accounts receivable, net	354	-	-	354
Intercompany receivables	-	-	-	-
Prepaid expenses and other current assets	-	-	(174)	(174)

Total current assets	354	-	(174)	180

Property and equipment, net	151	-	7	158
Intangible assets, net	996	-	-	996
Goodwill	580	-	-	580
Operating lease right-of-use assets	649	-	-	649
Finance lease right-of-use assets	-	-	-	-
Restricted cash	-	-	-	-
Other assets	9	-	-	9
Investment in subsidiairies	-	-	-	-
Total assets	$2,739	$-	$(167)	$2,572

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	47	-	-	47
Intercompany payables	2,030	514	(188)	2,356
Accrued payroll and related costs	124	-	52	176
Other accrued liabilities	409	-	-	409
Current operating lease liabilities	194	-	-	194
Current finance lease liabilities	-	-	-	-
Borrowings under revolving commitments	-	-	-	-
Current portion of long-term debt	-	-	-	-
Total current liabilities	2,804	514	(136)	3,182

Other long-term liabilities	-	-	-	-
Deferred tax liabilities, net	-	-	-	-
Operating lease liabilities, less current portion	465	-	-	465
Finance lease liabilities, less current portion	-	-	-	-
Long-term debt, less current portion	-	-	-	-

Other commitments and contingencies (Note 16)	-	-	-	-

Stockholders' Equity (Deficit)
National Mentor Holdings, Inc. stockholders' equity (deficit)
Common stock	-	-	-	-
Additional paid-in capital	-	-	-	-
Accumulated gain on derivatives, net	-	-	-	-
Retained earnings (accumulated deficit)	(530)	(514)	(31)	(1,075)
Total National Mentor Holdings, Inc. stockholders’ equity (deficit)	(530)	(514)	(31)	(1,075)
Noncontrolling interests	-	-	-	-
Total stockholders' equity (deficit)	(530)	(514)	(31)	(1,075)
Total liabilities and stockholders' equity (deficit)	$2,739	$-	$(167)	$2,572

See accompanying notes to the consolidated financial statements.

National Mentor Holdings Inc. and Subsidiaries

Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)
(Amounts in thousands)

	Adult Day Health	Children & Family Services	Community Support Services	Specialized Rehabilitation Services	Central Office	Elimination	Other	NMHI	Consolidated Totals

Net revenue	$85,910	$230,023	$1,989,710	$586,887	$4,941	$(1,901)	$-	$-	$2,895,570
Cost of revenue (exclusive of depreciation and amortization expense below)	66,337	189,689	1,685,258	436,294	8,363	(1,901)	-	-	2,384,040

Operating expenses:
General and administrative	4,638	16,712	76,236	33,565	164,354	-	-	-	295,505
General and administrative - central support allocation	4,555	12,523	111,778	29,224	(158,080)	-	-	-	-
Depreciation and amortization	8,753	14,469	99,815	33,634	7,917	-	-	-	164,588
Loss (gain) on divestiture of property and equipment	(77)	95	1,463	919	1,299	-	-	-	3,699
Total operating expenses	17,869	43,799	289,292	97,342	15,490	-	-	-	463,792

Income (loss) from operations	1,704	(3,465)	15,160	53,251	(18,912)	-	-	-	47,738

Other income (expense):
Interest expense	(5,255)	(14,443)	(129,260)	(34,606)	(20,505)	(475)	-	-	(204,544)
Other income (expense), net	46	272	269	129	15,064	(13,875)	-	-	1,905
Income (loss) before income taxes	(3,505)	(17,636)	(113,831)	18,774	(24,353)	(14,350)	-	-	(154,901)
Provision for income taxes	-	-	-	-	11,037	-	-	-	11,037
Net income (loss)	(3,505)	(17,636)	(113,831)	18,774	(35,390)	(14,350)	-	-	(165,938)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	(1,918)	-	-	-	(1,918)
Net income (loss) attributable to National Mentor Holdings, Inc.	$(3,505)	$(17,636)	$(113,831)	$18,774	$(33,472)	$(14,350)	$-	$-	$(164,020)

See accompanying notes to the consolidated financial statements.

Community Support Services

Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)

(Amounts in thousands)

	Alabama	Arizona	California	Colorado	Delaware	Florida	Georgia	Idaho
Net revenue	$1,467	$171,583	$204,563	$2,866	$33,994	$163,800	$34,753	$29,670
Cost of revenue (exclusive of depreciation and amortization expense below)	1,800	151,577	167,154	2,903	26,208	127,195	27,904	22,209

Operating expenses:
General and administrative	136	5,302	7,260	114	598	4,367	1,034	1,036
General and administrative - central support allocation	165	13,414	14,943	253	2,271	11,776	2,450	2,101
Depreciation and amortization	68	5,267	5,397	112	182	5,746	608	1,011
Loss (gain) on divestiture of property and equipment	5	38	77	-	14	(8)	3	12
Total operating expenses	374	24,021	27,677	479	3,065	21,881	4,095	4,160

Income (loss) from operations	(707)	(4,015)	9,732	(516)	4,721	14,724	2,754	3,301

Other income (expense):
Interest expense	(140)	(11,373)	(12,824)	(214)	(1,868)	(9,989)	(2,078)	(1,782)
Other income (expense), net	-	-	-	-	-	-	-	-
Income (loss) before income taxes	(847)	(15,388)	(3,092)	(730)	2,853	4,735	676	1,519
Provision for income taxes	-	-	-	-	-	-	-	-
Net income (loss)	(847)	(15,388)	(3,092)	(730)	2,853	4,735	676	1,519
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(847)	$(15,388)	$(3,092)	$(730)	$2,853	$4,735	$676	$1,519

	Illinois	Indiana	Iowa	Kentucky	Louisiana	Massachusetts	Minnesota	Mississippi
Net revenue	$30,259	$111,676	$84,829	$16,540	$16,590	$18,273	$350,231	$24,772
Cost of revenue (exclusive of depreciation and amortization expense below)	28,731	98,878	69,583	20,467	13,820	14,865	281,626	21,314

Operating expenses:
General and administrative	1,439	3,338	2,768	911	665	691	9,010	750
General and administrative - central support allocation	2,526	9,229	6,202	1,935	1,353	1,362	25,011	1,948
Depreciation and amortization	423	2,855	2,175	1,095	857	354	9,070	1,600
Loss (gain) on divestiture of property and equipment	12	7	70	4	58	5	537	(40)
Total operating expenses	4,400	15,429	11,215	3,945	2,933	2,412	43,628	4,258

Income (loss) from operations	(2,872)	(2,631)	4,031	(7,872)	(163)	996	24,977	(800)

Other income (expense):
Interest expense	(2,140)	(7,590)	(5,262)	(1,641)	(1,153)	(1,121)	(21,203)	(1,652)
Other income (expense), net	-	-	-	-	-	-	91	-
Income (loss) before income taxes	(5,012)	(10,221)	(1,231)	(9,513)	(1,316)	(125)	3,865	(2,452)
Provision for income taxes	-	-	-	-	-	-	-	-
Net income (loss)	(5,012)	(10,221)	(1,231)	(9,513)	(1,316)	(125)	3,865	(2,452)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(5,012)	$(10,221)	$(1,231)	$(9,513)	$(1,316)	$(125)	$3,865	$(2,452)

	Missouri	Montana	Nevada	New Jersey	New Mexico	North Dakota	Ohio	Pennsylvania
Net revenue	$108,987	$2,711	$23,041	$59,933	$5,676	$24,732	$66,548	$42,767
Cost of revenue (exclusive of depreciation and amortization expense below)	84,327	2,469	18,848	51,349	5,222	19,960	58,668	33,065

Operating expenses:
General and administrative	3,413	173	1,317	1,069	510	803	1,863	1,448
General and administrative - central support allocation	7,286	228	1,691	4,715	487	1,811	5,269	3,092
Depreciation and amortization	1,853	136	1,102	3,194	172	234	1,467	1,651
Loss (gain) on divestiture of property and equipment	(10)	-	57	5	1	(7)	(2)	32
Total operating expenses	12,542	537	4,167	8,983	1,170	2,841	8,597	6,223

Income (loss) from operations	12,118	(295)	26	(399)	(716)	1,931	(717)	3,479

Other income (expense):
Interest expense	(6,185)	(193)	(1,434)	(3,887)	(413)	(1,535)	(4,465)	(2,545)
Other income (expense), net	-	-	-	-	-	-	-	-
Income (loss) before income taxes	5,933	(488)	(1,408)	(4,286)	(1,129)	396	(5,182)	934
Provision for income taxes	-	-	-	-	-	-	-	-
Net income (loss)	5,933	(488)	(1,408)	(4,286)	(1,129)	396	(5,182)	934
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$5,933	$(488)	$(1,408)	$(4,286)	$(1,129)	$396	$(5,182)	$934

	South Carolina	Tennessee	Texas	Virginia	West Virginia	Wisconsin	Wyoming	Overhead	Consolidated Totals
Net revenue	$27,201	$82,580	$125,844	$29,073	$49,725	$43,622	$1,404	$-	$1,989,710
Cost of revenue (exclusive of depreciation and amortization expense below)	22,428	76,914	123,519	26,133	42,856	40,796	1,583	887	1,685,258

Operating expenses:
General and administrative	831	3,918	4,671	2,371	2,612	1,773	137	9,908	76,236
General and administrative - central support allocation	2,012	7,139	11,779	2,620	4,070	3,597	152	(41,109)	111,778
Depreciation and amortization	849	5,420	11,918	3,703	1,393	415	115	29,373	99,815
Loss (gain) on divestiture of property and equipment	3	21	107	55	2	(32)	-	437	1,463
Total operating expenses	3,695	16,498	28,475	8,749	8,077	5,753	404	(1,391)	289,292

Income (loss) from operations	1,078	(10,832)	(26,150)	(5,809)	(1,208)	(2,927)	(583)	504	15,160

Other income (expense):
Interest expense	(1,707)	(6,055)	(9,998)	(2,267)	(3,366)	(3,048)	(129)	(3)	(129,260)
Other income (expense), net	-	-	-	-	-	-	-	178	269
Income (loss) before income taxes	(629)	(16,887)	(36,148)	(8,076)	(4,574)	(5,975)	(712)	679	(113,831)
Provision for income taxes	-	-	-	-	-	-	-	-	-
Net income (loss)	(629)	(16,887)	(36,148)	(8,076)	(4,574)	(5,975)	(712)	679	(113,831)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(629)	$(16,887)	$(36,148)	$(8,076)	$(4,574)	$(5,975)	$(712)	$679	$(113,831)

See accompanying notes to the consolidated financial statements.

Children & Family Services

Consolidating Statement of Operations

For the year ended September 30, 2023

(Unaudited)

(Amounts in thousands)

	Alabama	Connecticut	Georgia	Indiana	Kentucky	Maryland	Massachusetts	Minnesota	New Jersey	North Carolina	Ohio	Pennsylvania	South Carolina	Overhead	Consolidated Totals
Net revenue	$9,315	$3,733	$17,079	$4,929	$144	$12,885	$75,055	$22,225	$18,220	$282	$28,649	$28,728	$8,779	$-	$230,023
Cost of revenue (exclusive of depreciation and amortization expense below)	6,965	3,373	14,149	3,554	315	8,350	62,661	20,938	14,756	594	21,833	22,271	7,708	2,222	189,689

Operating expenses:
General and administrative	509	96	742	200	222	1,184	4,961	676	511	107	1,176	1,107	539	4,682	16,712
General and administrative - central support allocation	1,055	475	2,082	520	101	1,347	9,905	3,027	2,187	99	3,235	3,276	1,140	(15,926)	12,523
Depreciation and amortization	52	16	143	33	9	78	3,220	989	450	25	126	321	123	8,884	14,469
Loss (gain) on divestiture of property and equipment	1	-	-	40	-	(13)	35	(2)	(3)	-	6	6	2	23	95
Total operating expenses	1,617	587	2,967	793	332	2,596	18,121	4,690	3,145	231	4,543	4,710	1,804	(2,337)	43,799

Income (loss) from operations	733	(227)	(37)	582	(503)	1,939	(5,727)	(3,403)	319	(543)	2,273	1,747	(733)	115	(3,465)

Other income (expense):
Interest expense	(531)	(240)	(1,049)	(262)	(51)	(679)	(5,000)	(1,620)	(1,102)	(48)	(1,630)	(1,654)	(575)	(2)	(14,443)
Other income (expense), net	-	-	-	-	-	45	27	(32)	1	-	-	49	1	181	272
Income (loss) before income taxes	202	(467)	(1,086)	320	(554)	1,305	(10,700)	(5,055)	(782)	(591)	643	142	(1,307)	294	(17,636)
Provision for income taxes	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net income (loss)	202	(467)	(1,086)	320	(554)	1,305	(10,700)	(5,055)	(782)	(591)	643	142	(1,307)	294	(17,636)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$202	$(467)	$(1,086)	$320	$(554)	$1,305	$(10,700)	$(5,055)	$(782)	$(591)	$643	$142	$(1,307)	$294	$(17,636)

See accompanying notes to the consolidated financial statements.

Specialized Rehabilitation Services

Consolidating Statement of Operations

For the year ended September 30, 2023

(Unaudited)

(Amounts in thousands)

	Arizona	Arkansas	California	Colorado	Florida	Georgia	Illinois	Iowa	Kansas	Kentucky
Net revenue	$752	$11,230	$70,770	$6,147	$82,414	$6,131	$46,108	$9,167	$109	$29,251
Cost of revenue (exclusive of depreciation and amortization expense below)	588	8,585	59,184	7,716	51,708	3,200	31,761	5,968	286	23,605

Operating expenses:
General and administrative	11	271	1,726	112	843	46	648	150	9	622
General and administrative - central support allocation	99	1,316	9,584	1,222	8,324	494	4,975	923	47	3,699
Depreciation and amortization	30	234	1,021	133	4,311	105	1,782	230	10	1,269
Loss (gain) on divestiture of property and equipment	-	-	(4)	1	6	1	292	(14)	-	299
Total operating expenses	140	1,821	12,327	1,468	13,484	646	7,697	1,289	66	5,889

Income (loss) from operations	24	824	(741)	(3,037)	17,222	2,285	6,650	1,910	(243)	(243)

Other income (expense):
Interest expense	(48)	(661)	(4,537)	(578)	(4,105)	(245)	(2,491)	(467)	(24)	(1,842)
Other income (expense), net	-	-	-	-	-	-	-	-	-	-
Income (loss) before income taxes	(24)	163	(5,278)	(3,615)	13,117	2,040	4,159	1,443	(267)	(2,085)
Provision for income taxes	-	-	-	-	-	-	-	-	-	-
Net income (loss)	(24)	163	(5,278)	(3,615)	13,117	2,040	4,159	1,443	(267)	(2,085)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(24)	$163	$(5,278)	$(3,615)	$13,117	$2,040	$4,159	$1,443	$(267)	$(2,085)

	Louisiana	Maine	Maryland	Massachusetts	Michigan	Nevada	New Hampshire	New Jersey	North Carolina	Ohio
Net revenue	$2,196	$10,901	$10,497	$24,920	$93,411	$26,542	$14,347	$26,022	$4,474	$2,440
Cost of revenue (exclusive of depreciation and amortization expense below)	1,684	8,793	8,185	19,639	53,930	23,245	13,168	18,916	2,020	2,296

Operating expenses:
General and administrative	14	72	187	194	2,687	449	366	376	47	134
General and administrative - central support allocation	254	1,444	1,341	3,138	8,432	3,895	2,148	2,943	323	358
Depreciation and amortization	62	530	720	1,453	1,779	1,242	858	653	148	50
Loss (gain) on divestiture of property and equipment	-	2	2	(8)	88	4	(11)	(12)	(6)	-
Total operating expenses	330	2,048	2,250	4,777	12,986	5,590	3,361	3,960	512	542

Income (loss) from operations	182	60	62	504	26,495	(2,293)	(2,182)	3,146	1,942	(398)

Other income (expense):
Interest expense	(127)	(715)	(666)	(1,556)	(4,232)	(2,749)	(1,076)	(1,460)	(160)	(179)
Other income (expense), net	-	-	-	-	-	1	(1)	-	-	-
Income (loss) before income taxes	55	(655)	(604)	(1,052)	22,263	(5,041)	(3,259)	1,686	1,782	(577)
Provision for income taxes	-	-	-	-	-	-	-	-	-	-
Net income (loss)	55	(655)	(604)	(1,052)	22,263	(5,041)	(3,259)	1,686	1,782	(577)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$55	$(655)	$(604)	$(1,052)	$22,263	$(5,041)	$(3,259)	$1,686	$1,782	$(577)

	Pennsylvania	Rhode Island	Tennessee	Texas	Utah	Virginia	Pediatric H&C	Overhead	Consolidated Totals
Net revenue	$11,062	$3,549	$1,190	$44,448	$18,577	$8,241	$21,991	$-	$586,887
Cost of revenue (exclusive of depreciation and amortization expense below)	9,372	2,393	810	30,950	16,071	4,754	18,514	8,953	436,294

Operating expenses:
General and administrative	701	34	13	991	329	110	2,138	20,285	33,565
General and administrative - central support allocation	1,603	374	126	4,894	2,607	754	2,259	(38,352)	29,224
Depreciation and amortization	1,087	120	43	982	494	262	2,398	11,628	33,634
Loss (gain) on divestiture of property and equipment	-	(1)	1	(34)	13	-	6	294	919
Total operating expenses	3,391	527	183	6,833	3,443	1,126	6,801	(6,145)	97,342

Income (loss) from operations	(1,701)	629	197	6,665	(937)	2,361	(3,324)	(2,808)	53,251

Other income (expense):
Interest expense	(799)	(185)	(64)	(2,447)	(1,242)	(374)	(1,577)	-	(34,606)
Other income (expense), net	-	-	-	-	-	-	-	129	129
Income (loss) before income taxes	(2,500)	444	133	4,218	(2,179)	1,987	(4,901)	(2,679)	18,774
Provision for income taxes	-	-	-	-	-	-	-	-	-
Net income (loss)	(2,500)	444	133	4,218	(2,179)	1,987	(4,901)	(2,679)	18,774
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(2,500)	$444	$133	$4,218	$(2,179)	$1,987	$(4,901)	$(2,679)	$18,774

See accompanying notes to the consolidated financial statements.

Community Support Services - California
Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)
(Amounts in thousands)

	CA MENTOR	California Mentor Family Home Agency, LLC	IFCS dba California Mentor	Horrigan Cole Enterprises, Inc.	First Step Independe nt Living, Inc.	Unlimited Quest, Inc.	Loyds Liberty Homes, Inc.	Cornerston e Living Skills, Inc.	SAR, PC	REM California	Consolidated Totals
Net revenue	$44,243	$44,711	$11,292	$45,871	$4,983	$4,827	$16,383	$730	$-	$31,523	$204,563
Cost of revenue (exclusive of depreciation and amortization expense below)	46,093	32,697	8,094	31,170	3,636	3,957	12,852	979	66	27,610	167,154

Operating expenses:
General and administrative	4,362	1,201	443	399	90	31	294	17	-	423	7,260
General and administrative - central support allocation	(4,395)	5,248	1,238	5,223	620	679	2,345	182	4	3,799	14,943
Depreciation and amortization	1,216	225	140	1,181	171	246	596	3	16	1,603	5,397
Loss (gain) on divestiture of property and equipment	38	5	6	3	-	-	(7)	(33)	-	65	77
Total operating expenses	1,221	6,679	1,827	6,806	881	956	3,228	169	20	5,890	27,677

Income (loss) from operations	(3,071)	5,335	1,371	7,895	466	(86)	303	(418)	(86)	(1,977)	9,732

Other income (expense):
Interest expense	(3,253)	(2,540)	(640)	(2,448)	(295)	(316)	(1,085)	(86)	(4)	(2,157)	(12,824)
Other income (expense), net	-	-	-	-	-	-	-	-	-	-	-
Income (loss) before income taxes	(6,324)	2,795	731	5,447	171	(402)	(782)	(504)	(90)	(4,134)	(3,092)
Provision for income taxes	-	-	-	-	-	-	-	-	-	-	-
Net income (loss)	(6,324)	2,795	731	5,447	171	(402)	(782)	(504)	(90)	(4,134)	(3,092)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(6,324)	$2,795	$731	$5,447	$171	$(402)	$(782)	$(504)	$(90)	$(4,134)	$(3,092)

See accompanying notes to the consolidated financial statements.

Community Support Services - Arizona

Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)
(Amounts in thousands)

	AZ MENTOR	Spectrum Home Healthcare, LLC	AZ Healthcare	AZ Tungland	Consolidated Totals
Net revenue	$93,348	$9,222	$10,829	$58,184	$171,583
Cost of revenue (exclusive of depreciation and amortization expense below)	80,746	10,313	8,943	51,575	151,577

Operating expenses:
General and administrative	2,539	246	782	1,735	5,302
General and administrative - central support allocation	7,007	914	859	4,634	13,414
Depreciation and amortization	1,342	417	740	2,768	5,267
Loss (gain) on divestiture of property and equipment	(27)	3	35	27	38
Total operating expenses	10,861	1,580	2,416	9,164	24,021

Income (loss) from operations	1,741	(2,671)	(530)	(2,555)	(4,015)

Other income (expense):
Interest expense	(5,941)	(775)	(728)	(3,929)	(11,373)
Other income (expense), net	-	-	-	-	-
Income (loss) before income taxes	(4,200)	(3,446)	(1,258)	(6,484)	(15,388)
Provision for income taxes	-	-	-	-	-
Net income (loss)	(4,200)	(3,446)	(1,258)	(6,484)	(15,388)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(4,200)	$(3,446)	$(1,258)	$(6,484)	$(15,388)

See accompanying notes to the consolidated financial statements.

Community Support Services - New Jersey
Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)
(Amounts in thousands)

	New Jersey MENTOR - IDD	REM New Jersey, Inc.	D&S New Jersey	Consolidated Totals
Net revenue	$3,056	$41,709	$15,168	$59,933
Cost of revenue (exclusive of depreciation and amortization expense below)	1,604	35,871	13,874	51,349

Operating expenses:
General and administrative	189	719	161	1,069
General and administrative - central support allocation	(384)	3,385	1,714	4,715
Depreciation and amortization	2	1,834	1,358	3,194
Loss (gain) on divestiture of property and equipment	-	3	2	5
Total operating expenses	(193)	5,941	3,235	8,983

Income (loss) from operations	1,645	(103)	(1,941)	(399)

Other income (expense):
Interest expense	(95)	(2,696)	(1,096)	(3,887)
Other income (expense), net	-	-	-	-
Income (loss) before income taxes	1,550	(2,799)	(3,037)	(4,286)
Provision for income taxes	-	-	-	-
Net income (loss)	1,550	(2,799)	(3,037)	(4,286)
Less: Net loss attributable to noncontrolling interests	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$1,550	$(2,799)	$(3,037)	$(4,286)

See accompanying notes to the consolidated financial statements.

Community Support Services - Missouri
Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)
(Amounts in thousands)

	Missouri Mentor	REM Missouri	Consolidated Totals
Net revenue	$114	$108,873	$108,987
Cost of revenue (exclusive of depreciation and amortization expense below)	261	84,066	84,327

Operating expenses:
General and administrative	66	3,347	3,413
General and administrative - central support allocation	20	7,266	7,286
Depreciation and amortization	3	1,850	1,853
Loss (gain) on divestiture of property and equipment	-	(10)	(10)
Total operating expenses	89	12,453	12,542

Income (loss) from operations	(236)	12,354	12,118

Other income (expense):
Interest expense	(15)	(6,170)	(6,185)
Other income (expense), net	-	-	-
Income (loss) before income taxes	(251)	6,184	5,933
Provision for income taxes	-	-	-
Net income (loss)	(251)	6,184	5,933
Less: Net loss attributable to noncontrolling interests	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(251)	$6,184	$5,933

See accompanying notes to the consolidated financial statements.

Community Support Services - West Virginia

Consolidating Statement of Operations
For the year ended September 30, 2023
(Unaudited)
(Amounts in thousands)

	REM Community Options, Inc	REM West Virginia, Inc	Consolidated Totals
Net revenue	$34,312	$15,413	$49,725
Cost of revenue (exclusive of depreciation and amortization expense below)	28,794	14,062	42,856

Operating expenses:
General and administrative	2,108	504	2,612
General and administrative - central support allocation	2,659	1,411	4,070
Depreciation and amortization	287	1,106	1,393
Loss (gain) on divestiture of property and equipment	(14)	16	2
Total operating expenses	5,040	3,037	8,077

Income (loss) from operations	478	(1,686)	(1,208)

Other income (expense):
Interest expense	(2,187)	(1,179)	(3,366)
Other income (expense), net	-	-	-
Income (loss) before income taxes	(1,709)	(2,865)	(4,574)
Provision for income taxes	-	-	-
Net income (loss)	(1,709)	(2,865)	(4,574)
Less: Net loss attributable to noncontrolling interests	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(1,709)	$(2,865)	$(4,574)

See accompanying notes to the consolidated financial statements.

Community Support Services - Indiana

Consolidating Statement of Operations

For the year ended September 30, 2023

(Unaudited)

(Amounts in thousands)

	IN Supported Living	IN MENTOR Waiver Services	REM Indiana, Inc	REM Occazio, LLC	REM Indiana Community Services, Inc	Transitional Services, LLC	Bridges of Indiana, Inc.	Consolidated Totals

Net revenue	$30,032	$7,342	$21,722	$12,699	$13,462	$8,535	$17,884	$111,676
Cost of revenue (exclusive of depreciation and amortization expense below)	22,978	6,778	21,079	10,915	12,206	8,401	16,521	98,878

Operating expenses:
General and administrative	1,195	-	1,050	309	94	180	510	3,338
General and administrative - central support allocation	1,130	1,529	1,278	1,563	1,156	1,050	1,523	9,229
Depreciation and amortization	432	18	611	527	235	282	750	2,855
Loss (gain) on divestiture of property and equipment	(9)	-	5	1	4	4	2	7
Total operating expenses	2,748	1,547	2,944	2,400	1,489	1,516	2,785	15,429

Income (loss) from operations	4,306	(983)	(2,301)	(616)	(233)	(1,382)	(1,422)	(2,631)

Other income (expense):
Interest expense	(1,693)	(532)	(1,663)	(896)	(890)	(663)	(1,253)	(7,590)
Other income (expense), net	-	-	-	-	-	-	-	-
Income (loss) before income taxes	2,613	(1,515)	(3,964)	(1,512)	(1,123)	(2,045)	(2,675)	(10,221)
Provision for income taxes	-	-	-	-	-	-	-	-
Net income (loss)	2,613	(1,515)	(3,964)	(1,512)	(1,123)	(2,045)	(2,675)	(10,221)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$2,613	$(1,515)	$(3,964)	$(1,512)	$(1,123)	$(2,045)	$(2,675)	$(10,221)

See accompanying notes to the consolidated financial statements.

Community Support Services - Iowa

Consolidating Statement of Operations

For the year ended September 30, 2023

(Unaudited)

(Amounts in thousands)

	REM Iowa, Inc	REM Developmental Services, Inc	REM Iowa Community Services, Inc	Consolidated Totals

Net revenue	$14,387	$3,721	$66,721	$84,829
Cost of revenue (exclusive of depreciation and amortization expense below)	13,701	2,853	53,029	69,583

Operating expenses:
General and administrative	979	476	1,313	2,768
General and administrative - central support allocation	212	(166)	6,156	6,202
Depreciation and amortization	500	482	1,193	2,175
Loss (gain) on divestiture of property and equipment	49	(12)	33	70
Total operating expenses	1,740	780	8,695	11,215

Income (loss) from operations	(1,054)	88	4,997	4,031

Other income (expense):
Interest expense	(1,053)	(234)	(3,975)	(5,262)
Other income (expense), net	-	-	-	-
Income (loss) before income taxes	(2,107)	(146)	1,022	(1,231)
Provision for income taxes	-	-	-	-
Net income (loss)	(2,107)	(146)	1,022	(1,231)
Less: Net loss attributable to noncontrolling interests	-	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(2,107)	$(146)	$1,022	$(1,231)

See accompanying notes to the consolidated financial statements.

Community Support Services - New Mexico

Consolidating Statement of Operations

For the year ended September 30, 2023

(Unaudited)

(Amounts in thousands)

	New Mexico- IDD-REM	New Mexico- IDD-Creative	Consolidated Totals

Net revenue	$5,657	$19	$5,676
Cost of revenue (exclusive of depreciation and amortization expense below)	4,940	282	5,222

Operating expenses:
General and administrative	319	191	510
General and administrative - central support allocation	443	44	487
Depreciation and amortization	167	5	172
Loss (gain) on divestiture of property and equipment	-	1	1
Total operating expenses	929	241	1,170

Income (loss) from operations	(212)	(504)	(716)

Other income (expense):
Interest expense	(375)	(38)	(413)
Other income (expense), net	-	-	-
Income (loss) before income taxes	(587)	(542)	(1,129)
Provision for income taxes	-	-	-
Net income (loss)	(587)	(542)	(1,129)
Less: Net loss attributable to noncontrolling interests	-	-	-
Net income (loss) attributable to National Mentor Holdings, Inc.	$(587)	$(542)	$(1,129)

See accompanying notes to the consolidated financial statements.